SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Cascade Bancorp
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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1100 NW Wall Street
Bend, Oregon 97701

March 13, 2007

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Cascade Bancorp (the “Company”) to be held on Monday, April 23, 2007 at 5:30 p.m. at Bend Golf and Country Club, 61045 Country Club Drive, Bend, Oregon.

The Notice of Annual Meeting of Shareholders and Proxy Statement are included herein and describe the formal business to be transacted at the meeting. During the meeting, we will also report on the operations of the Company and its subsidiaries. Directors and Officers of the Company, as well as a representative of Symonds, Evans & Company, P.C., the Company’s independent auditors, will be present to respond to appropriate shareholder questions.

Enclosed are the Company’s Annual Report and Form10-K Report as filed with the Securities and Exchange Commission. Among other information, these reports include consolidated financial statements, the report of the independent auditors and management’s discussion and analysis of financial condition and results of operations.

Your continued interest and support of Cascade Bancorp are sincerely appreciated.

Sincerely,

GREGORY D. NEWTON
Secretary

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE VOTE YOUR PROXY VIA THE INTERNET, BY TELEPHONE OR BY MAIL USING THE ENCLOSED POSTAGE-PAID REPLY ENVELOPE.

Please give careful attention to all of the information enclosed with this letter, including the information contained or incorporated by reference in the proxy statement.

CASCADE BANCORP
___________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held at 5:30 P.M. Pst on Monday, April 23, 2007
___________________

     NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of Shareholders of Cascade Bancorp (“Cascade” or “the Company”) (the “Meeting”) will be held at Bend Golf and Country Club, 61045 Country Club Drive, Bend, Oregon, on Monday, April 23, 2007 at 5:30 p.m. PST for the following purposes:

Item 1.	The election of three continuing directors of the Company;

Item 2.	Ratifying the appointment of Symonds, Evans & Company, P.C. as Cascade’s independent auditors for 2007; and

Item 3.	To transact such other business as may properly come before the Meeting and at any adjournments or postponements thereof.

NOTE:	The Board of Directors is not aware of any other business to come before the Meeting.

     If you were a shareholder of record of Cascade as of close of business on February 23, 2007, you are entitled to receive this notice of, and to vote at, the Meeting and any adjournments or postponements thereof.

By Order of the Board of Directors,

GREGORY D. NEWTON
Secretary

March 13, 2007

Bend, Oregon

     The Cascade Board of Directors is soliciting your proxy to vote your shares at the Meeting. We are sending you this proxy statement to give you important information about the business that will take place at the Meeting.

     You do not need to attend the Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed Revocable Proxy or may visit www.proxy.com, and follow the instructions on that website.

     YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY VOTED IN FAVOR OF DIRECTOR NOMINEES AND THE RATIFICATION OF THE COMPANY’S INDEPENDENT AUDITORS AND RECOMMENDS YOUR APPROVAL FOR EACH PROPOSAL.

_______________________

PROXY STATEMENT
_______________________

OF
CASCADE BANCORP
1100 N.W. Wall Street
Bend, Oregon 97701
(541) 385-6205

ANNUAL MEETING OF SHAREHOLDERS
April 23, 2007

Time and Place of Annual Meeting

     This Proxy Statement, which was first mailed to shareholders on or about March 13, 2007, is furnished in connection with the solicitation of proxies by the Board of Directors of Cascade Bancorp (“Cascade” or “the Company”), to be voted at the Annual Meeting of the shareholders of the Company, which will be held at The Bend Golf and Country Club, 61045 Country Club Drive, Bend, Oregon, on Monday, April 23, 2007 at 5:30 p.m. PST. If you are a Cascade shareholder as of the close of business on February 23, 2007 (the “Record Date”), you may vote at the Meeting. The purpose of this proxy statement is to solicit the votes of the Cascade shareholders with respect to the following matters:

Item 1.	The election of three continuing directors of the Company;

Item 2.	Ratifying the appointment of Symonds, Evans & Company, P.C. as the Company’s independent auditors for 2007; and

Item 3.	To transact other business as may properly come before the Meeting.

Who May Vote

     If you were a shareholder of Cascade as of the close of business on February 23, 2007 (the “Record Date”), you are entitled to vote at the Meeting and at any adjournments or postponements thereof. As of the Record Date, there were 28,410,764 shares outstanding held by approximately 5,800 holders of record.

Voting By Proxy

     You do not have to attend the Meeting to vote your shares. You may vote your shares by proxy if you wish. You may mark the enclosed proxy card to indicate your vote on the matters presented at the meeting, and the individuals whose names appear on the proxy card will vote your shares as you instruct. We urge you to submit your proxy as your earliest convenience through the Internet at www.proxy.com, or by mail using the enclosed postage paid reply envelope.

     If you submit a properly executed proxy with no instructions, the named proxy holders will vote your shares in favor of the director nominees listed in this proxy statement, and in favor of to ratify appointment of Symonds, Evans & Company, P.C. as the Company’s independent auditors. In addition, the named proxy holders will vote in their discretion on such other matters that may be considered at the Meeting. The Board of Directors has named Patricia Moss and Gary Hoffman, M.D. as the proxy holders. Their names appear on the proxy form accompanying this proxy statement. You may name another person to act as your proxy if you wish, but that person would need to attend the Meeting in person or further vote your shares by proxy.

Revoking a Proxy

     You may revoke your proxy at any time before the vote is taken at the Meeting. You may revoke your proxy by submitting a proxy bearing a later date or by notifying the Corporate Secretary of Cascade (in person or in writing by mail) of your wish to revoke your proxy by mail. If you wish to revoke your proxy my mail, your revocation must be received by the Cascade Corporate Secretary no later than 5:00 p.m., local time, on Friday, April 20, 2007, the last business day before the Meeting. You may also revoke your proxy by oral request if you are present at the Meeting.

     You may still attend the Meeting even if you have submitted a proxy. You should be aware that simply attending the Meeting will not, of itself, revoke a proxy.

     Please complete, date, and sign the accompanying proxy and return it promptly to us in the enclosed, postage-paid envelope, even if you plan to attend the Meeting.

How We Determine a Quorum

     We must have a quorum to conduct any business at the Meeting. Shareholders holding at least a majority of the outstanding shares of common stock or 14,205,383 shares must either attend the Meeting or submit proxies to have a quorum. If you come to the Meeting or submit a proxy but you abstain from voting on a given matter, we will still count your shares as present for determining a quorum, but not count your shares as voting for or against the given matter.

How We Count Votes

     The named proxies will vote your shares as you instruct on your proxy. We will not count abstentions or broker non-votes for or against a matter submitted to a vote of shareholders. Each share is entitled to one vote.

     A broker non-vote occurs when a broker or other nominee holder, such as a bank, submits a proxy representing shares that another person actually owns, and that person has not given voting instructions to the broker or other nominee. A broker may only vote those shares if the beneficial owner gives the broker voting instructions. We will count broker non-votes as present for establishing a quorum.

Approval of Director Nominees

     Assuming the existence of a quorum, the three director nominees receiving the most votes will be elected, even if the number of votes is less than a majority of the votes cast or present.

Approval to Ratify Appointment of the Company’s independent auditors

     Assuming the existence of a quorum, the Company’s independent auditors will be appointed, if the number of shares voted in favor of the proposal to ratify the appointment exceeds the number of shares voted against.

Shares Held By Directors and Officers

     As of the Record Date, directors and executive officers of Cascade beneficially owned 1,169,337 shares, all of which are entitled to vote, including 36,137 shares of Cascade common stock that are held in Cascade’s 401(k) plan and are voted by the trustees of the plan, all of whom are executive officers of Cascade. These shares constitute approximately 4.1% of the total shares outstanding and entitled to be voted at the Meeting. We expect all directors and executive officers to vote in favor of all proposals.

Retroactively adjusted for stock split

     All share related data has been retroactively adjusted for the five-for-four stock split declared and paid in 2006.

Costs of Solicitation

     Cascade will bear the cost of soliciting proxies from its shareholders. In addition to using the mail, proxies may be solicited by personal interview, telephone, and electronic communication. Banks, brokerage houses, other institutions, nominees, and fiduciaries are requested to forward their proxy soliciting material to their principals and obtain authorization for the execution of proxies. Officers and other employees of Cascade and its bank subsidiary, Bank of the Cascades, acting on Cascade’s behalf, may solicit proxies personally. Cascade may pay compensation for soliciting proxies, and will, upon request, pay the standard charges and expenses of banks, brokerage houses, other institutions, nominees, and fiduciaries for forwarding proxy materials to and obtaining proxies from their principals.

     THE CASCADE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE DIRECTOR NOMINEES LISTED IN THIS PROXY STATEMENT, AND “FOR” THE APPOINTMENT OF THE COMPANY’S INDEPENDENT AUDITORS.

ITEM 1. ELECTION OF DIRECTORS

     The Company’s Board of Directors currently consists of ten directors, whose terms are divided into three classes. One class is elected each year for a three-year term. Through its Nominating and Corporate Governance Committee, the Board of Directors has nominated each of the following persons for election as directors to serve through the date of the annual meeting of shareholders in the year indicated.

Gary L. Hoffman, continuing director, term to expire 2010

Patricia L. Moss, continuing director, term to expire 2010

Thomas M. Wells, continuing director, term to expire 2010

     It is intended that the proxies solicited by the Board will be voted for the election of the above named nominees for the term specified. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as selected by the named proxies may recommend. At this time the Board knows of no reason why any nominee might be unavailable to serve.

     The Bylaws of the Company do not allow nominations from the floor at the annual meeting. Any shareholder wishing to nominate a person for election as a director must submit that nomination to the Nominating and Corporate Governance Committee of the Board of Directors as outlined under “Shareholder Communications with the Board of Directors”.

     The directors and named executive officers of Cascade beneficially own and have the right to vote 1,169,337 shares, or approximately 4.1% of the shares entitled to be voted at the Meeting. We expect these individuals will vote in favor of approval of the director nominees, and in favor to appointment of Symonds, Evans & Company, P.C. as the Company’s independent auditors.

     THE CASCADE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ABOVE DIRECTOR NOMINEES.

Information Regarding Cascade Directors and Executive Officers

     The current members of the Cascade Board of Directors is set forth below:

Director’s Name	Age	Year First Elected Director	Term to Expire
Nominees for Election:
Gary L. Hoffman	66	1984	2010	(1)
Patricia L. Moss	53	1993	2010	(1)
Thomas M. Wells	55	2006	2010	(1)
Directors Continuing in Office:
Gary L. Capps	71	1978	2008
Ryan R. Patrick	51	1998	2008
James E. Petersen	67	1986	2008
Jerol E. Andres	63	1993	2009
Henry H. Hewitt	66	2004	2009
Judith A. Johansen	48	2006	2009
Clarence Jones	67	2006	2009
____________________

(1)	Current term expires on the date of the Meeting. Assuming they are elected, these individuals will be Class B Directors, whose term will end in 2010

The principal occupation of each director of the Company for the last five years is set forth below.

     Jerol E. Andres. Mr. Andres has served as a director since 1993 and is Chairman of the Compensation Committee of the Cascade Board of Directors. Since 1988 Mr. Andres has served as CEO and President of JELD-WEN Development, Inc., a real estate development company. He is also a Director of Central Oregon Independent Health Services Corporation dba Clear Choice Health Plans, the provider of health insurance to the Company.

     Gary L. Capps. Mr. Capps has served as a director since 1978. Mr. Capps has been on Bank of the Cascades board since 1978 and was Chairman of the Bank Board from 1980 to 2005. From 1965 through 1985, Mr. Capps was CEO and owner of Capps Broadcast group with 10 radio stations throughout the Northwest. He was Executive Director of the Bend Chamber of Commerce from 1992 to 1998. For at least the last five years Mr. Capps has been an owner of Century 21 Gold Country Realty, which has five offices in Central Oregon.

     Henry H. Hewitt Mr. Hewitt has been a director of the Company since 2004. Mr. Hewitt has been a partner of the Portland, Oregon based law firm of Stoel Rives LLP since 1974 and currently serves as its Business Practice Group Leader. He was Chairman of Stoel Rives LLP from 1990 to 1998 and from 2001 until 2005. His practice emphasizes general business advice, acquisitions, financings, and strategic planning. During a leave of absence from Stoel Rives in 1999, Mr. Hewitt served as Executive Vice President of finance and administration for PacifiCorp. He is a current member of the boards of directors of Hampton Affiliates and Columbia Forest Products. He currently serves as a trustee for Oregon Health and Science University (OHSU) and Willamette University (Chairman, 1995-2003) and is a Board Member of Friend of the Children (Current Chairman) and the Jeld Wen Tradition Foundation.

     Gary L. Hoffman, M.D. Dr. Hoffman has been a director of the Company since 1984. Dr. Hoffman served as Vice Chairman of the Board from 2000 until 2005, when he was appointed Chairman of the Cascade Board of Directors. Dr. Hoffman serves as a director of Pneu-Logic Corp. (Portland, OR) and has been a principal of Deschutes Medical Products, Inc. for at least the last five years. He practiced surgery at Bend Memorial Clinic from 1975 to 2000.

     Judith A. Johansen. Ms. Johansen has been a director of the Company since 2006. Ms. Johansen served as PacifiCorp President/CEO from 2001 to 2006, and served as executive vice president of Regulation and External Affairs from 2000 to 2001. She currently serves on the boards of Schnitzer Steel Industries, Inc., Kaiser Permanente, Lewis and Clark College and was appointed as a Commissioner of the Port of Portland for a term ending 2009. Ms. Johansen is a former member of the board of directors of the Portland branch of the Federal Reserve Bank of San Francisco.

     Clarence Jones. Mr. Jones was elected as a director in 2006 by the Cascade shareholders in connection with the merger of Cascade and F&M Holding Company (“F&M”) and Farmers & Merchants State Bank. Mr. Jones is a long-time banker in the Idaho market, and served as President of F&M from 1989 to 1999, and then as President and CEO from 1999 to 2005, and Chairman of the Board from 2001 until April 2006. Mr. Jones provided consulting services to Cascade between April 2006 and December 2006. He serves on multiple economic, civic, and charitable endeavors in the Boise and Treasure Valley areas.

     Patricia L. Moss. Ms. Moss has been director of the Company since 1993. Ms. Moss currently serves as CEO of the Bank and President & CEO of Cascade Bancorp. From 1998 to 2003, Ms. Moss served as President & CEO of Bank of the Cascades (the “Bank”) and the Company. She joined the Bank at its inception and has over 30 years of banking experience. She is also a director of MDU Resources Group, Inc. (MDU), North Pacific Group Inc., and Central Oregon Independent Health Services Inc. dba Clear Choice Health Plans. In addition, Ms. Moss serves on the advisory council of Oregon Investment Fund and the Oregon Independent College Foundation.

     Ryan R. Patrick, CPA. Mr. Patrick has been a director of the Company since 1998 and is Chairman of the Audit Committee of the Cascade Board of Directors, and also serves as a Trustee on the Company’s Profit Sharing/ 401(k) Plan. Mr. Patrick, a certified public accountant, has been a partner in the firm of Patrick Casey & Co. LLP for at least the last five years. His experience includes financial reporting and business and tax consulting for a wide range of clients, including individuals, corporations, partnerships, estates and trusts. Mr. Patrick is a former director and current member of the Audit and Finance Committees of Cascade Healthcare Community, which operates St. Charles Medical Centers in Bend and Redmond, Oregon.

     James E. Petersen. Mr. Petersen has been a director of the Company since 1986. Mr. Petersen also serves as Chair of the Trust Committee of the Board and as Assistant Secretary. Since 1980 Mr. Petersen has been a partner in the Bend law firm of Karnopp Petersen LLP where he specializes in the areas of business, real estate and estate planning. He currently serves as general counsel for the Company. Mr. Petersen formerly served as Chairman of the Board of Cascade Healthcare Community which operates the St. Charles Medical Centers in Bend and Redmond, Oregon and until its acquisition by Microsemi, Inc. in 2006, he served as a Director of Advanced Power Technology, Inc., a public company located in Bend. He is currently Board Chair of Volunteers in Medicine Clinic of the Cascades which provides medical care to the uninsured in Deschutes County, Oregon.

     Thomas M. Wells. Mr. Wells was elected a director in 2006 by the Cascade shareholders in connection with the merger of Cascade and F&M. He is the Senior partner and CFO of the law firm Wells, Jaworski, Liebman & Paton, LLP, which he founded in 1986 and has offices in New Jersey, New York, and Vermont. Mr. Wells serves as counsel to David F. Bolger, the owner of more than 20% of the outstanding shares in the Company. In addition to his legal practice, Mr. Wells serves a Trustee of the Bolger Foundation and the Marion & Silfred DePhillips Foundation and the Ridgewood YMCA and he is President and a Director of the Wells Mountain Foundation. Mr. Wells is also the owner of Wells Mountain, LLC, a real estate development company based in Bristol, Vermont. Mr. Wells is the managing partner of Bristol Downtown Development Associates LLC, which is involved in the restoration and operation of downtown Bristol, Vermont historic properties.

     The current executive officers of Cascade and Bank of the Cascades are described below.

Officer’s Name	Age	Position
Patricia Moss	53	President and CEO of Cascade since 1998.
		CEO of Bank of the Cascades since 1998.
Gregory Newton	55	Executive Vice President, Chief Financial Officer and Secretary of
		Cascade and Bank of the Cascades since 2002.
Michael Delvin	58	Executive Vice President and Chief Operating Officer of Cascade
		since 1998 and President and Chief Operating Officer of Bank of
		the Cascades since 2004.
Frank Weis	56	Executive Vice President, Chief Credit Officer of Bank of the
		Cascades since 2002.
Peggy Biss	49	Executive Vice President, Chief Human Resources Officer of
		Cascade and Bank of the Cascades since 2002.
Michael Mooney	56	President of Farmers & Merchants Bank,
		A Bank of the Cascades company, since 2006.
Debbie Amerongen	49	Executive Vice President/ Deposit Services and Marketing, Bank
		of the Cascades since 2006.
William Haden	58	Executive Vice President/Southern Oregon Region, Bank of the
		Cascades since 2003.
Walter Krumbholz	56	Executive Vice President/Northwest Oregon Region, Bank of the
		Cascades, since 2006.
Julie Miller	46	Executive Vice President/Central Oregon Region, Bank of the
		Cascades, since 2006.
Frank Wheeler	59	Executive Vice President, Mortgage Division, Bank of the
		Cascades since 2002.

SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

     The following table sets forth the shares of common stock beneficially owned as of February 23, 2007, by each director and each named executive officer, the directors and executive officers as a group and those persons known to beneficially own more than 5% of our common stock:

					Total Shares
	Shares of	Nonvested	Stock	Shares held	of Common	Percent
	Common	Restricted	Options	in 401(K)	Stock	of
Beneficial Owner’s Name	Stock	Stock	Exercisable	Plan	Owned	Class
5% Owners:
David F. Bolger	5,987,499	—	—	—	5,987,499	21.07%
Barclays Global Investors, NA	1,482,097	—	—	—	1,482,097	5.22%
T. Rowe Price Associates, Inc. (1)	1,467,925	—	—	—	1,467,925	5.17%

Named Executive Officers and Directors:
Jerol E. Andres , Director	15,661	915	7,420	—	23,996	0.08%
Gary L. Capps , Director	64,549	915	7,420	—	72,884	0.26%
Gary L. Hoffman, Director	98,567	915	7,420	—	106,902	0.38%
Ryan R. Patrick, Director	27,347	915	7,420	—	35,682	0.13%
James E. Petersen , Director	95,612	915	7,420	—	103,947	0.37%
Judi Johansen, Director	486	915	—	—	1,401	0.00%
Henry Hewitt, Director	5,000	915	—	—	5,915	0.02%
Patricia L. Moss, Director	120,258	38,762	138,720	15,256	312,996	1.10%
Clarence Jones, Director	18,742	915	—	—	19,657	0.07%
Thomas M. Wells, Director	27,167	915	—	—	28,082	0.10%
Michael J. Delvin, Officer	7,390	16,195	22,103	482	46,170	0.16%
Gregory D. Newton, Officer	34,637	10,202	89,930	972	135,741	0.48%
Frank R. Weis, Officer	48,920	8,618	65,567	6,466	129,571	0.46%
Peggy L. Biss, Officer	54,461	8,568	61,445	10,053	134,527	0.47%
Michael M. Mooney, Officer	2,731	6,227	—	2,908	11,866	0.04%

All Directors and Named Executive
Officers as a Group (15)	621,528	96,807	414,865	36,137	1,169,337	4.12%
______________________

(1)	These securities are owned by various individual and institutional investors including shares owned by T. Rowe Price International and the T. Rowe Price Mutual Funds (which ownes 1,467,925 shares, representing 5.2% of the shares outstanding), which T. Rowe Price Associates, Inc. (Price Associates) serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

THE BOARD OF DIRECTORS COMPOSITION AND RESPONSIBILITES

Board of Directors Composition and Leadership

     The Cascade Board of Directors currently consists of ten directors. A substantial majority of the Board are independent directors. A director is independent when he or she has no material relationship with the Company, other than as a director. All directors are independent according to the rules adopted by the NASDAQ with the exception of Moss and Jones.

Responsibilities of the Board of Directors

     Each director has a responsibility to discharge his or her duties in good faith in the best interests of the Company, and with the care a prudent person would reasonably exercise under the circumstances. Board members have a duty to effectively monitor management’s capabilities, compensation, leadership and performance, without undermining management’s ability to successfully operate the business. The Board has the authority to retain outside legal, accounting or other advisors, as necessary, to carry out its responsibilities.

     Directors are expected to avoid any action, position or interest that conflicts with an interest of the Company, or gives the appearance of a conflict. Directors are expected to disclose all business relationships with the Company and recuse themselves from discussions and decisions affecting those relationships. The Company annually solicits information from directors in order to monitor potential conflicts of interest and to make its determination of director independence.

Meeting Responsibilities

     Directors are expected to attend the annual meeting of shareholders and scheduled board meetings in person and are expected to review pre-meeting materials and to take an active and effective part in all meetings and deliberations.

     During the fiscal year 2006, the Company’s Board met eleven times. Each director attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of all meetings held by committees on which he or she served. All directors attended the Annual Meeting of Shareholders.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board has designated the following committees: Compensation Committee, Audit Committee, Nominating and Corporate Governance Committee, Director Loan Committee, and Trust and Private Financial Services Committee.

     The Compensation Committee consists of three or more directors who are determined to be independent as defined by the NASDAQ listing standards. The Committee currently consists of Andres (chair), Hewitt, Johansen, and Wells. The Committee provides assistance to the board by discharging its responsibilities relating to the compensation of the Company’s executives and directors, and by approving the annual Compensation Discussion and Analysis Report on executive compensation for inclusion in the Company’s proxy statement. The Committee has the authority to engage third party compensation consultants for the purpose of analyzing and assessing executive compensation programs, The committee charter is available on the Company’s website at www.botc.com. The committee meets at least annually on an as-needed basis and met six times during 2006. Please see “Compensation Discussion &Analysis” below for further information.

     The Audit Committee consists of three or more directors who are determined to be independent for audit committee purposes as defined by the NASDAQ listing standards. The Committee currently consists of Patrick (chair), Andres, Capps, and Johansen. The Audit Committee provides assistance to the Board of Directors in fulfilling their oversight responsibilities relating to corporate accounting and reporting practices of the Company toward assurance of the quality and integrity of its financial statements. The purpose of the Committee is to serve as an independent and objective party to monitor the Company’s financial reporting process and internal control system; oversee review and appraise the Audit of the Company’s independent auditors and internal auditing function, maintain complete, objective and open communication between the Board of Directors, the independent accountants, financial management, and the internal audit function. The Audit Committee met seven times during 2006. Please see “Report of the Audit Committee of the Board of Directors” below for further information.

     The Nominating and Corporate Governance Committee consists of three or more directors who are determined to be independent as defined by the NASDAQ Listing Standards. The Committee currently consists of Hewitt (chair), Capps, Petersen, and Wells. The N&G Committee provides assistance to the Board by identifying qualified individuals as prospective Board members and recommends to the Board of Directors the director nominees for election at the annual meeting of shareholders. The Committee oversees the annual review and evaluation of the performance of the Board and its committees, and develops and recommends corporate governance guidelines to the Board of Directors. N&G leads and oversees a search process in the event of a CEO vacancy. In addition, the Committee examines, evaluates, and monitors the independence of directors for general Board positions as well as for specific committee duties; and evaluates specific qualifications for members serving as audit committee financial experts. The N&G committee met two times during 2006. Please see “Report of the Nominating and Governance Committee of the Board of Directors” below for further information.

     The Directors Loan Committee consists of any two non-management members of the Board. Under current Bank policy, Director Loan Committees are required to review secured loans in excess of $14,000,000 and unsecured loans in excess of $7,000,000. The Chief Executive Officer may be a Committee member when only one non-management member of the Board is available. The Senior Officers, and other qualified officers as designated, are part of Loan Committee, which must approve all loans prior to Director’s Loan Committee. Directors and loan committee members must reach a unanimous decision for approval of any specific loan. Director’s Loan committee meetings are scheduled on an as-needed basis. There were approximately 49 Director Loan Committee meetings during 2006.

     The Trust Committee consists of Petersen (chair), Patrick and Moss. The Committee provides general oversight of the Trust Department of the Bank and its non-bank investment product activities. The Committee approves Trust Department policies, including the acceptance of trust assignments and the types of investments to be made with trust funds. The Trust Committee met four times during the 2006 fiscal year.

COMPENSATION DISCUSSION & ANALYSIS (CD&A)

     This Compensation Discussion and Analysis (“CD&A”) describes Cascade Bancorp & Bank of the Cascades’ (hereafter referred to collectively as the “Company”) compensation philosophy and policies for 2006 as applicable to the Company’s Named Executive Officers (“NEOs”). The NEOs are Patricia L. Moss, President and CEO of Cascade Bancorp and CEO of Bank of the Cascades, Michael J. Delvin, Executive Vice President and COO of Cascade Bancorp and President and COO of Bank of the Cascades, Gregory D. Newton, Executive Vice President, Chief Financial Officer and Secretary of the Company, Peggy L. Biss, Executive Vice President and Chief Human Resources Officer of the Company, Frank R. Weis, Executive Vice President and Chief Credit Officer of Bank of the Cascades, and Michael Mooney, President of Farmers & Merchants, a Bank of the Cascades Company. The CD&A explains the structure and rationale associated with each material element of the NEOs’ total compensation, and it provides important context for the more detailed disclosure tables and specific compensation amounts provided following the CD&A.

COMPENSATION PHILOSOPHY AND OBJECTIVES FOR NAMED EXECUTIVE OFFICERS

     The Company believes it is a critical function of the organization to attract and retain highly qualified executives to the Company. It is also important to motivate and reward these executives for high levels of performance that contribute to long-term shareholder value. Thus, the Company has developed a formal executive compensation philosophy to provide total compensation and benefit programs that are competitive with the market. The philosophy is designed to encourage and reward executives for achieving and maintaining high levels of performance.

The Philosophy is as follows:

     Salary – The Company targets NEOs’ salaries in the range of the median or 50th percentile to the 60th percentile of the competitive market as established by a selected Peer Group of banking institutions (“Peer Group”). See “Pay Level and Competitive Market Analysis” below for further discussion of the Peer Group. Based upon executive experience and performance, the actual salaries compared to the Peer Group will vary for individual NEOs. For NEOs that are relatively inexperienced in their current position or for other relevant circumstances, salaries may be below the 50th percentile of the market. NEOs performing within the full scope of their position should have base salaries in the range of the 50th to the 60th percentiles. Individual salary determinations will always be made based on the qualifications, experience and performance of the individual NEO and value of the position to the Company.

     Cash/Short-Term Incentives – The Company believes the NEOs should have a significant portion of their total compensation package at risk and available through an annual cash incentive program. Rewarding the NEOs who are directly responsible for the high performance of the Company is the goal of the annual cash incentive program. High performance is defined as exceeding pre-determined corporate, business unit or department and individual goals, and achieving financial performance for the Company that is expected to be at a correspondingly high level in relation to the Peer Group. Achieving high performance will result in the achievement of the maximum cash incentive level. The annual award levels are contingent on meeting predefined corporate, business unit or department and individual goals as established by the CEO and the Board of Directors. The Company believes a portion of each NEOs total compensation opportunity should be tied to individual performance as well as company results.

     Cash Compensation – The combination of salary plus the annual cash incentive makes up cash compensation. The Company has a history of strong performance, so the typical annual performance goals for the Company are often higher than the selected Peer Group. The Company targets cash compensation at the 50th to 65th percentile of the competitive market as established by the Peer Group for anticipated results. Upon achievement of high performance results in relation to the Company’s goals, the Company targets annual cash compensation at a maximum of the 80th to 90th percentile of the competitive market as established by the Peer Group.

     Equity/Long-Term Incentives – The Company believes NEOs should have a meaningful portion of their total compensation opportunity linked to long-term goals and delivery of increasing shareholder value. The Company believes it is appropriate to provide NEOs with the opportunity to receive annual stock-based awards that are contingent upon Company results and individual performance.

     Total Direct Compensation – The sum of cash compensation plus the annual equity/long-term incentive awards results in total direct compensation. The Company has a history of strong performance, so the typical budgeted performance results at the Company are often higher than the selected Peer Group. As a result of these high annual goals, the Company targets total direct compensation at the 50th to 65th percentile of the market as established by the Peer Group for budgeted results. For high performance results, the Company targets direct compensation at the 80th to 90th percentile of the competitive market as established by the Peer Group. Achieving high performance will result in achieving maximum total direct compensation. See the discussion regarding expectations for high performance under “Cash Compensation” above.

     Other Compensation Programs – The goal of the Company is to provide NEOs with a total compensation package that is competitive with the market, and encourages NEOs to remain with the Company and help continue to lead the Company to high levels of performance. The Company provides retirement income, health care, survivor income, disability income, time-off and other benefits offered to all employees of the Company through competitive, cost-effective, company-sponsored programs. The Company will provide the executive officers with competitive compensation programs to prepare for retirement. These programs will vary by executive and will often be influenced by tenure, performance and position.

     Decisions regarding total compensation program design, as well as individual pay decisions and adjustments, will be made in the context of this executive compensation philosophy.

COMPENSATION-RELATED GOVERNANCE AND ROLE OF THE COMPENSATION COMMITTEE

Committee Charter and Members

     The Compensation Committee consists of three or more directors who are determined to be independent as defined by the NASDAQ listing standards. Jerol Andres serves as the Compensation Committee Chair; the other members of the Committee include Henry Hewitt, Judith Johansen and Thomas Wells. The Committee provides assistance to the Board of Directors by discharging its responsibilities relating to the compensation of the Company’s NEOs and directors, and by approving the annual report on executive compensation for inclusion in the Company’s proxy statement. The Board of Directors has delegated authority to the Compensation Committee to approve compensation for all the NEOs with the exception of the CEO, for whom the Committee provides its recommendation for review and approval by the Board of Directors. The Committee meets at least twice annually and additionally on an as-needed basis and met six times during 2006.

Interaction with Consultants

     The Compensation Committee has in the past engaged a compensation consultant to provide input on executive compensation plan design and structure, Peer Group selection, and recommend compensation ranges. In 2006, the Compensation Committee retained Clark Consulting, consultants specializing in the banking industry, to assist with several projects. One of the projects focused primarily on the competitive market analysis of executive total compensation, and included a review of the Company’s incentive programs. The consultants also performed a directors’ compensation review. The discussion below under “Compensation Committee Activity” includes further details surrounding these projects. The consultants are independent and report directly to the Compensation Committee.

Role of Executives in Compensation Committee Deliberations

     The Compensation Committee frequently requests the CEO and the Executive Vice President and Chief Human Resources Officer to be present at Committee meetings to discuss executive compensation and evaluate Company and individual performance. Occasionally other executives may be invited to attend a Committee meeting to provide pertinent financial or human resources information. NEOs in attendance may provide their insights and suggestions, but only independent Committee members may vote on decisions regarding NEO compensation.

     The Compensation Committee discusses the CEO’s compensation with her, but final deliberations and all votes regarding her compensation are made without the CEO present. The Committee makes recommendations to the Board of Directors for final approval regarding all compensation matters for the CEO. The Committee makes all decisions related to compensation for the other NEOs after reviewing CEO recommendations and input from the independent compensation consultants. A NEO is not present at a meeting when his or her compensation is being considered.

Compensation Committee Activity

     In 2006, the Compensation Committee met 6 times and took the actions listed below. Specific recommendations regarding compensation are discussed under “COMPENSATION FRAMEWORK.”

  On April 17th, 2006, the Board of Directors elected Jerol Andres as the Compensation Committee Chair and Henry Hewitt, Judi Johansen and Thomas Wells as Committee members. Prior to April 2006, the Compensation Committee consisted of all members of the Board of Directors.

  Reviewed Company and individual performance of the NEOs in order to determine appropriate annual salary increases and annual short and long term incentive award payouts for the NEOs and to recommend approval to the Board of Directors for the CEO.

  Approved increases to the supplemental executive retirement plans (“SERPs”) provided to the NEOs and approved SERP benefits for other additional senior management level participants. Also, approved deferred compensation agreements for other officers and managers.

  Adopted a revised executive compensation philosophy and director compensation philosophy.

  Performed competitive market analysis for each component of the NEOs’ current total compensation package to determine market competitiveness.

  Reviewed updated Peer Group data relative to the Company’s incentive plans, including current practices and trends in the marketplace regarding annual and long-term incentive plans.

  Reviewed updated Peer Group data relative to the directors’ compensation, including current practices and trends in order to determine appropriate recommendations for approval by the Board of Directors.

  Reviewed and recommended long-term incentive changes for the NEOs including equity grants that will be based on Company performance, and grants that will consist of both incentive stock options and restricted stock grants. The Committee approved these changes for the NEOs with the exception of the CEO, for which it recommended approval to the Board of Directors.

Pay Level and Competitive Market Analysis

     Pay levels for NEOs are determined based on a number of factors, including the individual’s roles and responsibilities within the Company, the individual’s experience and expertise, the pay levels for peers within the Company, pay levels in the relevant marketplace for similar positions, and performance of the individual and the Company as a whole. The Compensation Committee is responsible for approving pay levels for the NEOs and for recommending the pay level of the CEO to the Board of Directors for approval. In determining these pay levels, the Compensation Committee considers all forms of compensation and benefits using widely accepted practices to review the total value delivered through all elements of pay and the potential future value of the Committee’s current compensation decisions.

     As noted earlier, the Company’s compensation structure is designed to position an executive’s total direct compensation in the range of approximately the 50th to the 65th percentile of a Peer Group of comparable, high-performing banks, assuming the Company’s performance is at expected target levels and in the range of approximately the 80th to 90th percentile for high performance results. In 2006, the Compensation Committee worked with Clark Consulting to review total compensation levels for the NEOs and several other senior executives. Total compensation consists of salary, cash compensation (salary and annual cash incentives), direct compensation (cash compensation and all forms of equity compensation), and total compensation (direct compensation and all other forms of compensation, such as SERP accruals).

     The primary data source used in setting competitive market levels for the executive officers is the information publicly disclosed by a “2006 Peer Group” of the 18 companies listed below, the composition of which will be reviewed annually and may change from year-to-year. These companies, which have been carefully considered by the Compensation Committee for inclusion in the 2006 Peer Group, include banks of similar size and business strategy (i.e., those with a commercial lending focus and in geographic locations with similar growth opportunities). The Compensation Committee used a thorough process to arrive at its selection of this final Peer Group. The Committee started by working with Clark Consulting to create and evaluate a list of high performing banks located in geographic locations with similar growth opportunities and similar business strategies. The Peer Group selected by the Committee reflects the current size of the Company and is a new Peer Group for the Company as a result of the Company’s significant growth in 2006. This high performing Peer Group is selected because the Company has sustained long term financial performance in the top tier of all banks nationally. Thus the selected Peer Group is comprised of banks that historically have achieved faster rates of growth in areas such as loans, deposits, net income and earnings per share. In addition this high performing group has also sustained above industry performance in key metrics such as return on assets and return on equity when compared to community banks in general.

2006 PEER GROUP
Company Name (Ticker)	Company Name (Ticker)
PFF Bancorp Inc. (PFB)	West Coast Bancorp (WCBO)
Glacier Bancorp Inc. (GBCI)	Placer Sierra Bancshares (PLSB)
First Community Bancorp (FCBP)	First Regional Bancorp (FRGB)
Banner Corp. (BANR)	Capital Corp of the West (CCOW)
Centennial Bank Holdings Inc. (CBHI)	Vineyard National Bancorp (VNBC)
Western Alliance Bancorp (WAL)	Farmers & Merchants Bancorp (FMCB)
Frontier Financial Corp. (FTBK)	Northern Empire Bancshares (NREB)
Mid-State Bancshares (MDST)	Heritage Commerce Corp. (HTBK)
Columbia Banking System Inc. (COLB)	AmericanWest Bancorp. (AWBC)

     After consideration of the data collected on the 2006 Peer Group and internal relationships within the NEO group, the Compensation Committee makes decisions regarding individual NEOs target total compensation opportunities based on the need to attract, motivate and retain an experienced and effective management team.

     As noted above, notwithstanding the Company’s overall pay positioning objectives, pay opportunities for specific individuals vary based on a number of factors such as scope of duties, tenure, institutional knowledge and/or difficulty in recruiting a new executive. Actual total compensation in a given year will vary above or below the target compensation levels based primarily on the attainment of operating goals and the creation of shareholder value. In some instances, the amount and structure of compensation results from arm’s-length negotiations with NEOs, which reflect an increasingly competitive market for quality and proven managerial talent.

     Review of Prior Amounts Granted and Realized. The Company desires to motivate and reward NEOs relative to driving superior future performance, so the Company does not currently consider prior stock compensation gains as a factor in determining future compensation levels.

COMPENSATION FRAMEWORK

     The discussion of the Company’s compensation framework in this section of the CD&A describes the following three aspects of our executive compensation policies and programs established based on our philosophy:

  Pay components – a discussion of each element of total compensation, including the rationale for each and how each component relates to the total compensation structure.

  Pay level – the factors used to determine the compensation opportunity, or potential payment amount at different performance levels, for each pay component.

  Relationship to performance – how the Company determines appropriate performance measures and goals for incentive plan purposes, as well as how pay levels change as a function of performance.

     Pay Components – Overview. The Company’s executive compensation program includes the following components:

  Salary – fixed base pay that reflects each NEOs position, individual performance, experience, and expertise.

  Annual Cash Incentive (Bonus) – cash pay that varies based on performance of annual goals and objectives. The Company communicates the associated performance metrics, goals, and award opportunities (expressed as a percentage of salary) to the NEOs at the beginning of the year.

  Long-Term Incentives – equity-based awards (Incentive Stock Options, Non-qualified Stock Options and Restricted Stock) driven by performance (expressed as a percentage of salary) and based on annual goals and objectives. These awards are granted at the discretion of the Board of Directors and vest over a period of time.

  401(k) Retirement Savings Plan – a qualified retirement plan that includes Company matching and profit-sharing contributions.

  Executive Retirement Benefits – the CEO and other NEOs currently have in place Supplemental Executive Retirement Plan Agreements (“SERP”) and Salary Continuation Agreements (“SCAs”). The SERPs were adopted in 2004 and the SCAs were amended in 2002.

  Other Compensation – the NEOs receive broad-based employee benefits such as medical, dental, vision, long-term disability, and life insurance coverage. The NEOs are provided the same benefits and participate in the costs of these benefits at the same rate as all other employees. Certain NEOs also participate in the Company’s Executive Deferred Compensation Plan.

     Summary of Pay Components. The Company uses the above portfolio of pay components to balance various objectives. The Company desires to balance short-term and long-term objectives, so annual incentives are combined with long-term incentives. To attract executives, maintain a stable team of effective leaders and provide protection for the Company, the compensation framework includes components such as Change-in-Control Agreements, SERPs, SCAs, and DCAs. The compensation framework balances the NEOs’ need for current cash, security, and funds to cover taxes on long-term incentives (through vehicles such as salary and annual cash incentives) with the need for alignment of NEOs’ long-term interests with those of shareholders (through vehicles such as equity). The table below summarizes the current compensation framework for the NEOs of the Company.

Mix of Fixed and Variable Pay
	Target Awards				Maximum Awards
		Annual	Long-Term	Total			Long-Term	Total
		Incentive	Incentive	Variable		Annual	Incentive	Variable
NEO	Salary	Plan	Plan	Pay	Salary	Incentive Plan	Plan	Pay
Patricia L. Moss	50% - 60%	50% - 65%	50% - 65%	50% - 65%	50% - 60%	80% - 90%	80% - 90%	80% - 90%
Michael J. Delvin	50% - 60%	50% - 65%	50% - 65%	50% - 65%	50% - 60%	80% - 90%	80% - 90%	80% - 90%
Gregory D. Newton	50% - 60%	50% - 65%	50% - 65%	50% - 65%	50% - 60%	80% - 90%	80% - 90%	80% - 90%
Peggy L. Biss	50% - 60%	50% - 65%	50% - 65%	50% - 65%	50% - 60%	80% - 90%	80% - 90%	80% - 90%
Frank R. Weis	50% - 60%	50% - 65%	50% - 65%	50% - 65%	50% - 60%	80% - 90%	80% - 90%	80% - 90%
Michael Mooney	50% - 60%	50% - 65%	50% - 65%	50% - 65%	50% - 60%	80% - 90%	80% - 90%	80% - 90%

     Relationship to performance. For 2006 the Company exceeded its budgeted financial goals, which were higher than in 2005, that relate to executive incentive payments. In addition the Company continued to out perform its Peer Group and strive for high performance. For the year, actual earnings per share (diluted) amounted to $1.34 per share with net income of approximately $35.7 million. This compares to goals set by the Board of Directors of $1.09 for earnings per share and $29.1 million net income (see Form 10-K for more details with respect to 2006 financial results). 2006 goals were approved by the Board of Directors in December of 2005 and included estimated financial contributions arising from the purchase of Farmers and Merchants State Bank of Idaho as projected at the time of the acquisition announcement on December 29, 2005. Actual reported earnings per share were approximately 22.9% above budget for the year, with net income 22.7% above budget. This substantial over-achievement led to strong stock price performance over the course of 2006 and generated substantial gains in shareholder value. In consideration of these results and other qualitative factors, on February 1, 2007 the Compensation Committee awarded cash and equity compensation to NEOs in keeping with the pay for performance and other principals discussed herein. The Board of Directors did the same for the CEO.

     Salary. The Company pays its NEOs cash salaries intended to be competitive in the marketplace as established by the Peer Group and take into account the individual’s experience, performance, responsibilities, and past and potential contribution to the Company. There is no specific weighting applied to the factors considered for setting salaries, and the Committee uses its own judgment and expertise, including CEO recommendations and input from independent compensation consultants, in determining appropriate salaries within the parameters of the compensation philosophy. The Company targets salaries in the range of approximately the 50th to 60th percentiles of the Peer Group (discussed above under “Pay Level and Competitive Market Analysis”), with flexibility to reflect other market data and each individual’s situation. The salaries are set at a lower competitive position (50th to 60th percentile) than total compensation. The Company targets market competitive salaries and emphasizes placing a significant portion of total compensation at risk and linked to performance. Thus, the variable pay components of annual cash incentives and annual equity awards encourage the NEO to strive towards high performance and reward the participants with maximum compensation when high performance is achieved (as discussed below).

     Salary decisions take into account the positioning of projected total direct compensation with target-level performance incentives. Because incentive opportunities are defined as a percentage of salary, changes in salary have a significant impact on total compensation. The Committee reviews the projected total direct compensation based on the proposed salaries.

     On February 1, 2007, the Compensation Committee approved the compensation for NEOs, except the CEO, to be effective January 1, 2007. Based on recommendations from the Compensation Committee, the Board of Directors approved the CEO’s compensation on February 1, 2007, to be effective January 1, 2007. The following are the approved base salaries for 2007 over 2006 base salaries:

NEO	2006 Base Salary	2007 Base Salary
Moss	$323,841	$380,000
Delvin	$220,500	$240,000
Newton	$187,000	$210,000
Biss	$171,360	$185,000
Weis	$171,360	$185,000
Mooney (1)	$190,000	$190,000
____________________

Notes:

(1)	Mooney was hired by the Company in April 2006, and did not receive an increase in salary at this time.

     Annual Cash Incentive (Bonus). The Company uses annual cash incentives (bonuses) to focus attention on current strategic priorities and drive achievement of short-term corporate objectives. Awards are provided under the terms of the management incentive bonus program. The bonus program identifies goals relative to Company performance (i.e. return on equity, return on assets, growth in earnings per share and net interest margin), growth (i.e. loan growth, deposit growth), sales and relationship building (i.e. household relationships, household retention), and quality (i.e. capital ratios, efficiency ratio).

     In 2006, the Committee defined specific target and maximum award opportunities as a percentage of salary for each executive. When combined with salary, the annual and long-term incentive opportunities are designed to position compensation at approximately the 50th to the 65th percentile for target-level performance, and the 80th to the 90th percentile for high level performance. The 2006 awards were contingent primarily on performance relative to net income and earnings per share. The goals set by the Board of Directors for those performance measures were net income of $29.1 million and earnings per share of $1.09 which reflect the Company’s strategic objectives.

     After reviewing the Company’s performance for 2006, the Compensation Committee determined that the annual incentive goals for 2006 were substantially exceeded and, as a result, the Company made the maximum compensation awards. The table below shows the award opportunities at threshold, target, and maximum for 2006 as well as each NEOs actual award as a percentage of salary for 2006. The Committee (and the Board of Directors for the CEO) has approved the comparable threshold, target, and maximum awards as a percent of salary for the NEOs for performance in 2007.

	Annual Incentive Opportunity			Actual Award
	as Percent of Salary for			for 2006
	Performance in 2006			Performance
Executive	Threshold	Target	Max	Results
Patricia L. Moss	54%	60%	120%	120%
Michael J. Delvin	45%	50%	100%	100%
Gregory D. Newton	36%	40%	80%	80%
Peggy L. Biss	36%	40%	80%	80%
Frank R. Weis	36%	40%	80%	80%
Michael Mooney	31.5%	35%	70%	70%

     Long-Term Incentives. The Company uses long-term incentives to encourage ownership, foster retention, and align NEOs’ interests with the long-term interests of shareholders. The Committee believes the retention and alignment benefits of long-term incentives are particularly important. To support the objectives set forth above, the Compensation Committee implemented a formal equity granting methodology for use in fiscal year 2007. The equity granting methodology defines specific long-term incentive award opportunities as a percentage of salary for each executive, similar to the approach used for the annual incentive plan awards. The Company based the discretionary equity awards granted in February of 2007 on Company performance for 2006.

     Similar to the approach used for annual cash incentives, the Company defines long-term incentive award opportunities as a percentage of base salary. When combined with other compensation components, target-level long-term incentive awards are designed to position total direct compensation (cash compensation + equity compensation) at the 50th to 65th percentile. The equity awards granted in February 2007 for 2006 performance were intended to position direct compensation in the range of approximately the 80th to 90th percentile of the competitive market as established by the Peer Group.

     The long-term incentive awards are contingent on achieving Company performance goals relative to net income and earnings per share growth and are granted at the discretion of the Compensation Committee for all NEOs other than the CEO which is granted by the Board of Directors. The equity awards granted in February 2007 are weighted fifty percent (50%) stock options and fifty percent (50%) restricted stock grants, which is a new weighting methodology for 2007. In 2006, only restricted stock was granted. The Company believes a blend of equity incentives allows officers to be aligned with shareholders, focus on the achievement of long-term goals, and reward and retain its executives.

     Long-Term Incentives – Incentive Stock Options. The stock options granted in February 2007 vest after three years, however, the vesting may be accelerated upon a change in control. Unless the NEO remains employed for the vesting period, the non-vested shares of restricted stock and the stock options terminate upon cessation of the NEOs employment. Upon vesting, the options can be exercised at the strike price without any other obligation or restriction. No incentive stock options were granted to NEOs in 2006.

     Long-Term Incentives – Restricted Stock Grants. Shares of restricted stock were granted to the NEOs in January 2006 for performance in 2005. Shares of restricted stock were also granted to NEOs in February 2007 for performance results in 2006. The January 2006 grant provides that fifty percent (50%) of the shares covered by the grant vest after four years and the remaining fifty percent (50%) of the shares covered by the grant vest at the end of the fifth year. The February 2007 grant provides that the shares covered by the grant vests after four years. The vesting may be accelerated upon a change in control. Unless the NEO remains employed for the vesting period, the non-vested shares of restricted stock terminate upon cessation of the NEO’s employment. Upon vesting, the recipient is entitled to the full-value of the shares without any other obligation or restriction. The Committee believes restricted stock grants align the NEOs interests directly with those of shareholders by delivering the benefit of actual share ownership upon vesting.

     Summary of Long-Term Incentive Opportunities and 2006 Actual Awards. The table below shows the total long-term incentive opportunity for the period beginning January 1, 2006. The table shows the awards on an annualized basis as a percentage of salary.

	Equity Award Opportunities in
	2006 as a Percentage of Base Salary			Actual
NEO	Threshold	Target	Max	Award
Patricia L. Moss	n/a	105%	n/a	120%
Michael J. Delvin	n/a	60%	n/a	90%
Gregory D. Newton	n/a	50%	n/a	80%
Peggy L. Biss	n/a	45%	n/a	80%
Frank R. Weis	n/a	45%	n/a	80%
Michael Mooney	n/a	35%	n/a	70%

     When determining the 2006 equity awards granted in February of 2007, the Committee considered the Company’s performance for 2006. At its discretion, the Committee applied the same maximum percentage levels in determining the 2006 equity awards for the NEOs as it has approved for the 2007 award potential because of high performance levels achieved in 2006. The Board of Directors approved the 2006 equity award granted in February 2007 for the CEO.

     401(k) Retirement Savings Plan. The Company sponsors a 401(k) Retirement Savings Plan (the “401(k) Plan”) pursuant to which the Company may make matching contributions and profit-sharing contributions (the “Profit Sharing Contribution”) as determined by the Compensation Committee depending on the profitability of the Company during the year, subject to certain limitations on contributions under the Internal Revenue Code and the 401(k) Plan.

     Employees who are 18 years of age or older and have completed 6 months of service, or 1,000 hours with the Company are eligible to participate in the 401(k) Plan. In accordance with IRS guidelines, employees may contribute up to one hundred percent (100%) of their salary to the Plan on a pre-tax basis. Annually, a profit sharing amount is established at the discretion of the Board. A portion of this amount is set aside to match employee contributions to the Plan up to six percent (6%) of the amount of the employee’s base salary. The balance of the profit sharing amount is distributed at the discretion of management as a discretionary contribution to the Plan. Employees are one hundred percent (100%) vested in employee contributions at all times. Benefits attributable to employer matching and profit sharing contributions vest at a rate of twenty percent (20%) after two years of service, forty percent (40%) after three years of service, seventy percent (70%) after four years of service, and one hundred percent (100%) after five years of service. Participants may receive distributions from their profit sharing accounts only upon retirement, death, disability, termination of employment, or in the case of certain defined instances of financial hardship. In addition, 401(k) participants are permitted to apply for and, with approval, borrow funds against fifty percent (50%) of the vested balance of their account through a loan program within the 401(k) Profit Sharing Plan. The Compensation Committee makes its determination of the amount of the Profit Sharing Contribution after considering management’s recommendation at the end of the fiscal year.

     Executive Retirement Benefits. The Company has non-qualified, unfunded supplemental executive retirement plans (“SERPs”) in place for the CEO and certain key executives, including the NEOs. The Company also has salary continuation agreements (“SCAs”) in place for the CEO and certain key executives, including the NEOs. The plans are in place to provide specified benefits to the participants upon termination or a change-in-control of the Company. The benefits are subject to certain vesting requirements and vested amounts are generally payable upon termination or a change of control in either a lump-sum or monthly installments. The Company annually expenses amounts sufficient to accrue for the present value of the benefits payable to the participants under these plans. These plans also include death benefit provisions for certain participants.

     The Company’s analyses of competitive positioning of total compensation as reflected by the Peer Group took into account the value of executive retirement benefits of the Company’s NEOs, as well as market data on the prevalence of such programs in the Peer Group. SERPs and SCAs are an important, common component of competitive compensation packages in the Peer Group. Seventy-two percent (72%) of the Company’s Peer Group currently utilize SERPs. Furthermore, these plans help support the objective of retaining a stable, committed and qualified team of key executives. The SERPs and SCAs are also consistent with the Company’s compensation philosophy.

     The Company currently has SERPs and SCAs in place for Moss, Delvin, Newton, Biss, Weis, and Mooney. The SERP provides payouts in the case of termination due to the following events: early voluntary termination, early involuntary termination, disability, change of control and death. The SERP includes a non-compete provision for a period of 24 months following termination of employment (unless such termination is related to a change of control). There is also a “hard-cap” provision as defined in Section 280G of the Internal Revenue Code (“Code”) included in the agreement. Section 280G of the Code discusses excess parachute payments surrounding changes of control. The “hard-cap” calls for benefits to be reduced if the payments are considered “excess parachute payments” and create an excise tax under Section 280G of the Code and a clause that no benefits will be paid if the NEO is terminated for cause.

     The SERP agreement for Moss was entered into on March 9, 2004. For Moss, the SERP provides for an annual benefit of $146,600 with a guaranteed annual increase of 2.5% per year during retirement. The Company will pay the annual benefit in twelve equal monthly installments after Normal Retirement for a period of 20 years. “Normal Retirement” for the SERP is currently defined as the 59th birthday for Moss. The annual benefit for Moss was increased by $34,200 in February 2007.

     The SERP agreements for Delvin, Newton, Biss and Weis were entered into on March 9, 2004. For Delvin, the SERP provides for an annual benefit of $31,000 with a guaranteed annual increase of 2.5% per year during retirement. The annual benefit amounts for Newton, Biss, and Weis are $34,400, $39,000 and $40,200, respectively. The Compensation Committee increased the annual benefits for Delvin, Newton, Biss, and Weis by $7,500, $12,750, $25,250 and $24,050, respectively. The annual benefit payments are also subject to the 2.5% annual increase during retirement. The Company will pay the annual benefit amounts in twelve equal monthly installments after Normal Retirement for a period of 15 years for each of the four officers. “Normal Retirement” is defined as age 62 for each of the NEOs except for Biss, whose Normal retirement date is defined as age 55. Payments will commence on the first day of the month following the 62nd birthday for each of the NEOs except in the case of Biss.

     The SCA provides payouts in the case of termination due to the following events: early retirement, disability, change of control, and death. The SCA also includes a clause that says no amounts will be paid if; (a) the payout would be considered an “excess parachute payment” under Section 280G of the Code, or (b) termination is for cause.

     The SCA with Moss was entered into on October 1, 1995 and was amended on April 25, 2002. For Moss, the SCA provides for an annual benefit of $45,900 with a 2.5% per year inflation index starting in year two during payout. The Company will pay the annual benefit in twelve equal monthly installments after Normal Retirement and termination of employment for a period of 20 years. “Normal Retirement” is defined as the 55th birthday for Moss for the purposes of the SCA.

     The SCA agreements with Delvin, Newton, Biss, and Weis were entered into during 1998 and were amended on April 25, 2002. For Delvin, the SCA provides for an annual benefit of $35,000, with a guaranteed annual increase of two and one-half percent (2.5%) per year during the payout period. For Newton, Biss, and Weis the annual benefit amount is $30,000 per year, with the same guaranteed annual increase of two and one-half percent (2.5%) during the payout period. The Company will pay the annual benefit in twelve equal monthly installments for a maximum period of 180 months. The payments will commence on the first day following the month in which the NEO has his/her Retirement Date. “Retirement Date” is the date after the Normal Retirement Date when the executive actually terminates his/her employment. The “Normal Retirement Date” for the SCA is defined as age 62 plus 12 years of service for Delvin. For Newton, Biss, and Weis the “Normal Retirement Date” is defined as age 62 plus 15 years of service.

     Other Compensation. The NEOs participate in the Company’s broad-based employee welfare benefit plans, such as medical, dental, vision, supplemental disability and term life insurance. The NEOs are provided the same benefits and participate in the cost at the same rate as all other employees.

     The Company has deferred compensation agreements (DCA) in place for the CEO and certain key executives, including the NEOs. DCAs are very common within the industry; in fact, seventy-eight percent (78%) of the Peer Group currently utilize deferred compensation plans. The DCAs are called “Executive Deferred Bonus Agreements,” and the Company has such agreements in place for Moss, Delvin, Newton, Biss, Weis, and Mooney. The Company has established a deferral account for the NEOs on its books, which collects the annual deferral and interest. The deferral account is solely used as a measuring device, and the NEO is a general unsecured creditor of the Company regarding the payment of benefits. The DCA also provides payouts in the event of the following terminations; early retirement, disability, change of control, financial hardship, and death.

     The DCA agreement for Moss was entered into on October 1, 1995 and was amended as of April 25, 2002. For Moss, the DCA allows her to annually elect to defer a specific percentage up to a maximum of twenty-five percent (25%) of her annual cash bonus into a deferral account. The Company will pay the benefit upon normal retirement in equal monthly installments over 15 years or in a lump sum within 90 days of termination. “Normal Retirement” is defined for purposes of the DCA as the 62nd birthday for Moss. Currently, Moss has elected to defer twenty-five percent (25%) of her annual bonus.

     The original DCA agreements for Delvin and Newton were entered into during 1998. The original DCA agreements for Weis and Biss were entered into during 1995. All of the DCA agreements were amended as of April 25, 2002. DCA agreements allow each of the NEOs to annually elect to defer a specific percentage of their annual cash bonuses into a deferral account. The maximum amount of cash bonus that can be deferred under the DCA is twenty-five percent (25%) of the total annual cash bonus for each of the NEOs. The Company has established a deferral account for the NEO on its books, which collects the annual deferral and interest. The Company will pay the benefit upon Normal Retirement in equal monthly installments over 15 years for Weis and Biss (over 10 years for Delvin and Newton), or in a lump sum within 90 days of termination at the discretion of the Compensation Committee. “Normal Retirement” is defined for purposes of the DCA as age 62 plus 10 years of service for each of the NEO, excluding the CEO. Currently, each NEO has elected to defer twenty-five percent (25%) of his/her annual cash bonus.

ADJUSTMENT OR RECOVERY OF AWARDS

     The Company has not adopted a formal policy or any change in control agreement provisions that enable recovery, or “clawback”, of incentive awards in the event of misstated or restated financial results. However, Section 304 of Sarbanes-Oxley does provide some ability to recover incentive awards in certain circumstances. If the Company is required to restate its financials due to noncompliance with any financial reporting requirements as a result of misconduct, the CEO and CFO must reimburse the Company for (i) any bonus or other incentive or equity based compensation received during the 12 months following the first public issuance of the non-complying document, and (ii) any profits realized from the sale of securities of the Company during those 12 months.

TIMING & PRICING OF EQUITY GRANTS

     On February 1, 2007, the Board of Directors adopted formal “Equity Grant Guidelines” regarding the equity grant process and related controls. The Equity Grant Guidelines are to help ensure that all equity grants are properly and legally made, are reported and disclosed accurately, are properly accounted for and receive proper tax treatment. The Equity Grant Guidelines are designed to: (i) avoid making regular grants during regularly scheduled Company blackout periods, (ii) avoid making grants while in possession of material non-public information, (iii) document the process of both approving and granting equity as well as documenting key terms of any such equity grants, and (iv) document the use of the closing price of Company stock on the grant date. Ongoing grants to NEOs will be made at a meeting of the Board of Directors in the first quarter of each year after the announcement of the prior year’s earnings has been made in a press release and, for newly hired officers, on the 10th business day of the month following the date of hire.

     Prior to February 1, 2007, the Company did not have a formal written policy guiding the timing of equity grants as described above. During this time all equity grants were made after formal Compensation Committee approval and subject to full Board of Directors approval. The Company has reviewed its equity grant practices and has confirmed that all past equity grants have been consistent with SEC guidelines. Additionally, the 2002 Equity Incentive Plan determined fair market value as, the mean between the closing bid and asked prices of the Common Stock as reported by the National Association of Securities Dealer Automated Quotations (“NASDAQ”) on that date or, if the Common Stock is listed on a stock exchange, the mean between the high and low sales prices of the stock on that date, as reported in the Wall Street Journal. In order to meet the current guidelines, the Board of Directors approved an amendment to the 2002 Equity Incentive Plan to affirm the use of the closing price on the date of grant for equity grants going forward.

STOCK OWNERSHIP GUIDELINES

     The Board has adopted stock ownership guidelines applicable to all directors of the Company. The guidelines generally provide that any non-management Company director should own, within five years, Company Common Stock having a fair market value equal to five times the director’s annual cash retainer.

CHANGE IN CONTROL AGREEMENTS AND POST-TERMINATION PAYMENTS

     The Company has entered into change in control agreements with each of the NEOs. In the event of a change of control and a material adverse change in employment within one year of the change of control, the agreements pay an amount equal to a percentage of the “annualized includable compensation for the base period” as that term is defined in Section 280(G)(d) of the Code or any successor section. For purposes of the change in control agreements “material adverse change in employment” means without the NEOs express written consent: (i) any change of duties materially inconsistent with the NEOs position immediately prior to a change in control; or (ii) a change in NEOs reporting responsibilities as in effect immediately prior to a change in control; (iii) any removal of the NEO from or any failure to reelect or reappoint the NEO to the NEOs position immediately prior to a change in control, except in connection with the NEOs termination for cause or as a result of the NEOs death or disability, or upon the NEOs retirement under a retirement plan of the Company; (iv) reduction of the NEOs aggregate base salary from the Company following a change in control; or (v) relocation of the office at which the NEO regularly performs the NEOs duties for the Company which relocation is not consented to by the NEO and which relocation requires the NEO to be based anywhere other than the principal executive office of the Bank.

     The agreements also provide for the continuation of medical, dental, disability and life insurance benefits for one year. In addition, each officer shall become one hundred percent (100%) vested as to all equity incentives. The change of control provisions in the agreement for Moss pays an amount equal to two and one-half times, for Delvin the agreement pays an amount equal to two times, for Newton, Biss, and Weis the respective agreements pay one and one-half times, and Mooney the respective agreement pays one times the “annualized includable compensation for the base period.” Mooney has also entered into a non-compete agreement with the Company. The non-compete period following termination is 24 months and covers an area of anywhere within a 50-mile radius of any branch of Farmers & Merchants or Bank of the Cascades in existence at the time of termination.

     Tax and Accounting Considerations. The Company takes into account tax and accounting implications in the design of its compensation programs. For example, in the selection of long-term incentive instruments, the Compensation Committee reviews the projected expense amounts and expense timing associated with alternative types of awards. Under current accounting rules (i.e., Financial Accounting Standard 123R, as revised 2004), the Company must expense the grant-date fair value of share-based grants such as restricted stock. The grant-date value is amortized and expensed over the service period or vesting period of the grant. In selecting appropriate incentive devices, the Compensation Committee reviews extensive modeling analyses and considers the related tax and accounting issues.

     Section 162(m) of the Code places a limit on the tax deduction for compensation in excess of $1 million paid to the CEO and four most highly compensated executive officers of a corporation in a taxable year. The Cascade Bancorp 2002 Equity Incentive Plan is designed to provide “performance based compensation.” All of the compensation the Company paid in 2006 to the NEOs is expected to be deductible under Section 162(m) of the Code. The Compensation Committee retains the discretion, however, to pay non-deductible compensation if it believes doing so is in the best interests of the Company.

CONCLUSION

     The Compensation Committee and the Board of Directors take the responsibility for determining NEO compensation very seriously. The important information explaining the rationale, structure and components of compensation is provided to allow shareholders a greater understanding of philosophies and compensation payments.

     In performing its oversight role, the Compensation Committee has considered and discussed the Compensation Discussion and Analysis (CD&A) with management. On February 19, 2007, the Compensation Committee recommended to the Board of Directors that the 2006 CD&A be included in its Proxy Statement and Annual Report on Form 10-K for such fiscal year.

     Respectfully submitted by the members of the Compensation Committee of the Board of Directors:

COMPENSATION COMMITTEE JEROL E. ANDRES (CHAIR) HENRY H. HEWITT JUDITH A. JOHANSEN THOMAS M. WELLS

     The following table sets forth all compensation received from the Company for the fiscal year ended December 31, 2006, by the Company’s named executive officers who were serving as executive officers at the end of 2006.

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary (1)	Bonus	Awards (2)	Awards	Compensation	Earnings (5)	Comp.	Total
Name and Principal Position	Year	($)	($)	($)	(3) ($)	(4) ($)	($)	(6) ($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Patricia L. Moss	2006	$323,841	N/A	$143,703	$36,421	$388,596	$293,078	$36,257	$1,221,896
President & CEO/
Cascade Bancorp CEO/
Bank of the Cascades

Gregory D. Newton	2006	$187,000	N/A	$33,950	$15,522	$149,600	$61,825	$25,530	$473,427
Executive Vice President CFO
Secretary/Cascade Bancorp
Executive Vice President CFO/
Secretary/Bank of the Cascades

Michael J. Delvin	2006	$220,250	N/A	$56,936	$20,808	$220,500	$102,603	$30,416	$651,513
Executive Vice President &
COO/ Cascade Bancorp
President & COO/Bank of
the Cascades

Frank R. Weis	2006	$171,360	N/A	$27,778	$13,723	$137,088	$74,117	$23,211	$447,277
Executive Vice President/
Chief Credit Officer/Bank
of the Cascades

Peggy L. Biss	2006	$171,360	N/A	$27,557	$13,568	$137,088	$41,865	$23,180	$414,618
Executive Vice President/
Chief Human Resources
Officer/Cascade Bancorp
Executive Vice President/
Chief Human Resources
Officer/Bank of the Cascades

Michael M. Mooney (7)	2006	$126,667	N/A	$33,323	$—	$99,750	$—	$4,206	$263,946
President /Farmers
& Merchants, a Bank of the
Cascades company
____________________

Notes:

(1)	Column c: Salary is amount earned in 2006 while a BOTC employee. Mike Mooney became a BOTC employee at the acquistion date (April 2006).

(2)	Column e: Restricted stock values expensed during the 2006 fiscal year in accordance with FAS 123R.

(3)	Column f: Fair value of stock option grants from 2004 with remaining expense booked during fiscal year 2006 in accordance with FAS 123R.

(4)	Column g: Annual cash incentive earned in 2006, paid in 2007.

(5)	Column h: Annual accruals for the SCP and SERP plans during 2006.

(6)	Column i: Includes employer 401(k) match amounts, annual employer profit sharing contributions, cash dividends accrued on restricted stock and company paid health and welfare benefits during 2006.

(7)	Mr. Mooney became an employee in April 2006 and thus only a partial year is included above.

Summary Compensation Table Narrative

     Salary (c): Salary is fixed base pay that is established by the Compensation Committee for the NEOs, exclusive of the CEO which is established by the Board of Directors based on the Committee’s recommendation, pursuant to the Compensation Philosophy as described in the Compensation Discussion and Analysis. The Company does not have any employment agreements in place. The Company has change in control agreements with Moss, Newton, Delvin, Weis, Biss and Mooney. The material terms of each NEOs change in control agreements are described in detail in the Compensation Discussion & Analysis. The goal of the Company is to provide NEOs with a total compensation package that is competitive with the market and encourages NEOs to remain with the company and help continue to lead the Company to high levels of performance. The Company believes NEOs should have a meaningful portion of their total compensation opportunity linked to long-term goals and delivery of increasing shareholder value.

     Stock Awards (e): Pursuant to the Company’s 2002 Equity Incentive Plan, restricted stock was granted on January 23, 2006; 50% of the shares are vested after four years and the remaining 50% of the shares vest at the end of the fifth year. The values in the table represent the compensation cost of those awards, before reflecting forfeitures for fiscal year 2006, as described in FAS 123R. The January 23, 2006, restricted shares were granted at a price of $20.72 per share. January 23, 2006, stock awards were: Moss - 16,373 shares of restricted stock, Newton - 4,102 shares of restricted stock, Delvin - 6,081 shares of restricted stock, Weis - 3,322 shares of restricted stock and Biss - 3,322 shares of restricted stock. Mooney became employed by the Company in April 2006, and was granted 4,402 shares of restricted stock on June 30, 2006 at a price of $22.71 per share. Mooney’s shares cliff vest 100% on June 30, 2009. Stock awards also include shares of restricted stock that were granted on January 24, 2005 at a price of $15.12 per share; 50% of the shares are vested on January 23, 2008, and 50% vest on January 23, 2009. The values in the table represent compensation costs during 2006 computed in accordance with FAS 123R. The resulting number of restricted shares that were subject to FAS 123R expensing during 2006 were 31,651 for Moss, 7,465 for Newton, 12,563 for Delvin, 6,060 for Biss, 6,110 for Weis, and 4,402 for Mooney.

     Option Awards (f): Pursuant to the Company’s 2002 Equity Incentive Plan, incentive stock options were granted on January 20, 2004; 100% of the shares are vested after three years. No incentive stock options were granted in 2005 and 2006. The values in the table represent the compensation cost of those awards, before reflecting forfeitures for fiscal year 2006, as described in FAS 123R. The January 20, 2004, incentive stock options were granted at an exercise price of $12.96. The stock options were valued using the Black-Scholes option pricing model which uses the following assumptions: expected volatility of 43.6%, risk-free interest rate of 3.1%, expected life of 6 years, expected dividend yield of 1.6%. The resulting Black-Scholes grant value for the 2004 incentive stock awards is $5.103 per share. January 20, 2004, incentive stock option awards were: Moss - 14,080 stock options, Newton - 9,149 stock options, Delvin - 11,073 stock options, Weis - 8,068 stock options, and Biss - 7,977 stock options. In addition, pursuant to the 2002 Equity Incentive Plan, nonqualified stock options were granted to Moss and Delvin on January 20, 2004; 100% of the shares are vested after three years. The January 20, 2004, nonqualified stock options were granted at an exercise price of $12.96. The stock options were valued using the same Black-Scholes option pricing model as was used with the incentive stock options that were granted on the same date. The resulting Black-Scholes grant value for the 2004 nonqualified awards is $5.103 per share. The January 20, 2004, nonqualified stock option awards was 7,331 shares for Moss and 1,160 shares for Delvin. The values in the table represent the compensation cost of those awards, before reflecting forfeitures for fiscal year 2006, as described in FAS 123R. The value of the shares expensed subject to FAS 123R reflected in this table are: $36,421 for Moss, $15,522 for Newton, $20,808 for Delvin, $13,723 for Weis, and $13,568 for Biss.

     Non-Equity Incentive Plan Compensation (g): The values provided in column (g) represent the annual cash incentive earned in fiscal year 2006 and paid in early 2007 under the terms of the annual cash incentive plan. In 2006, the Compensation Committee defined specific target and maximum award opportunities as a percentage of salary for each NEO. When combined with salary, the annual cash and long-term incentive opportunities are designed to position compensation at approximately the 50th to the 65th percentile of the market as established by the Peer Group (as such term is defined in the Compensation Discussion and Analysis) for target-level performance, and the 80th to the 90th percentile of the market as established by the Peer Group for high level performance. The 2006 awards were contingent primarily on performance relative to net income and earnings per share. The goals set by the Board of Directors for those performance measures were net income of $29.1 million and earnings per share of $1.09 which reflect the Company’s strategic objectives.

     Change in Pension Value and Nonqualified Deferred Compensation Earnings (h): The Company has Supplemental Executive Retirement Plans (SERP) and Salary Continuation Agreement (SCA) with Moss, Newton, Delvin, Biss, and Weis. The amounts shown in column (h) represent the 2006 annual accrual amounts for the SERP and SCA agreements. The 2006 SERP accruals were: Moss - $141,816, Newton - $36,970, Delvin - $54,131, Biss - $27,092, and Weis - $47,093. The 2006 SCA accruals were: Moss - $151,262, Newton - $24,855, Delvin - $48, 472, Weis - $27,024, and Biss - $14,773. Additional details regarding these SERP and SCA can be found in the Compensation Discussion & Analysis.

     All Other Compensation (i): Other compensation for the NEOs includes the total of the following benefits and perquisites: 401(k) employer matches, profit sharing contributions, cash dividend accrual on restricted stock, and the cost of health and welfare benefits. The information provided in the table below is attributable to items included in column (i) for fiscal 2006.

				Health &
	401(k)		Restricted Stock	Welfare Plan
	Match	Profit Sharing	Dividends	Premiums
Patricia L. Moss	$12,600	$9,224	$9,685	$4,748
Gregory D. Newton	$10,707	7,839	$2,284	$4,700
Michael J. Delvin	$12,600	9,224	$3,844	$4,748
Frank R. Weis	$9,641	7,058	$1,870	$4,642
Peggy L. Biss	$9,632	7,052	$1,854	$4,642
Michael M. Mooney	$—	—	$704	$3,502

     The following table sets forth information regarding grants of plan-based awards to the named executive officers for the fiscal year ended December 31, 2006:

Grants of Plan-Based Awards

		Estimated Future Payouts			Estimated Future Payouts				All Other
		Under Non-Equity Incentive			Under Equity Incentive			All Other	Option		Grant
		Plan Awards			Plan Awards			Stock	Awards:	Exercise	Date Fair
								Awards:	Number of	or Base	Value
								Number of	Securities	Price of	of Stock
								Shares of	Underlying	Option	and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	Options	Awards	Option
Name	Date	($)	($)	($)	(#)	(#)	(#)	Units (#)	(#)	($/Sh)	Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Patricia L. Moss -
Incentive Plan
Comp		N/A	$194,305	$388,609	N/A	N/A	N/A		N/A	N/A	N/A
Stock Awards	1/23/2006	N/A			N/A	N/A	N/A	16,373	N/A	N/A	$339,249
Gregory D. Newton -
Incentive Plan
Comp		N/A	$74,800	$149,600	N/A	N/A	N/A		N/A	N/A	N/A
Stock Awards	1/23/2006	N/A			N/A	N/A	N/A	4,102	N/A	N/A	$84,993
Michael J. Delvin -
Incentive Plan
Comp		N/A	$110,125	$220,250	N/A	N/A	N/A		N/A	N/A	N/A
Stock Awards	1/23/2006	N/A			N/A	N/A	N/A	6,081	N/A	N/A	$125,998
Frank R. Weis - Incentive
Plan Comp		N/A	$68,544	$137,088	N/A	N/A	N/A		N/A	N/A	N/A
Stock Awards	1/23/2006	N/A			N/A	N/A	N/A	3,322	N/A	N/A	$68,832
Peggy L. Biss - Incentive
Plan Comp		N/A	$68,544	$137,088	N/A	N/A	N/A		N/A	N/A	N/A
Stock Awards	1/23/2006	N/A			N/A	N/A	N/A	3,322	N/A	N/A	$68,832
Michael M. Mooney
- Incentive Plan
Comp		N/A	$44,333	$88,667	N/A	N/A	N/A		N/A	N/A	N/A
Stock Awards	6/30/2006	N/A			N/A	N/A	N/A	4,402	N/A	N/A	$99,969

Grants of Plan-Based Awards Narrative

     The incentive plan compensation amounts set forth under target and maximum represent the 2006 target (column d) and maximum (column e) annual cash incentive awards for the NEOs as a portion of total direct compensation. The amounts under column (i) represent Restricted stock grants that were made in 2006 pursuant to the Company’s 2002 Equity Incentive Plan. The Company did not have defined thresholds, targets, or maximums under the equity incentive plan but has adopted such a structure effective for performance results occurring after December 31, 2006, and applied the same structure for performance results for 2006 as further discussed in the Compensation Discussion and Analysis - pay level and competitive market analysis. Pay levels for NEOs are determined based on a number of factors, including the individual’s roles and responsibilities within the Company, experience and expertise, the pay levels for peers within the Company, pay levels in the relevant marketplace for similar positions, and performance of the individual and the Company as a whole. The Compensation Committee is responsible for approving pay levels for the NEOs and for recommending the pay level of the CEO to the Board of Directors for approval. In determining these pay levels, the Compensation Committee considers all forms of compensation and benefits using widely accepted practices to review the total value delivered through all elements of pay and the potential future value of the Committee’s current compensation decisions.

     The Company’s compensation structure is designed to position an NEOs total direct compensation in the range of approximately the 50th to the 65th percentile of the Peer Group (as such term is defined below and in the Compensation Discussion and Analysis), assuming the Company’s performance is at expected target levels and in the range of approximately the 80th to 90th of the percentile of the Peer Group for high performance. In 2006, the Compensation Committee worked with Clark Consulting to review total compensation levels for the NEOs. Total compensation consists of salary, annual cash incentives, equity compensation, and all other forms of compensation, such as SERP and SCA accruals.

     The primary data source used in setting competitive market levels for the NEOs is the information publicly disclosed by a “2006 Peer Group” of the 18 companies listed in the “Compensation Discussion and Analysis” (“Peer Group”), the composition of which will be reviewed annually and may change from year-to-year. These companies, which have been carefully considered by the Compensation Committee for inclusion in the Peer Group, include banks of similar size and business strategy (i.e., those with a commercial lending focus and in geographic locations with similar growth opportunities). The selected Peer Group is comprised of banks that historically have achieved faster rates of growth in areas such as loans, deposits, net income, and earnings per share. In addition this high performing group has also sustained above industry performance in key metrics such as return on assets and return on equity when compared to community banks in general.

     Notwithstanding the Company’s overall pay positioning objectives, pay opportunities for specific individuals vary based on a number of factors such as scope of duties, tenure, institutional knowledge and/or difficulty in recruiting a new executive. Actual total compensation in a given year will vary above or below the target compensation levels based primarily on the attainment of operating goals and the creation of shareholder value. In some instances, the amount and structure of compensation results from arm’s-length negotiations with NEOs, which reflect an increasingly competitive market for quality and proven managerial talent.

     The Company does not have any employment agreements in place. The Company has change in control agreements with Moss, Newton, Delvin, Weis, Biss and Mooney. The material terms of each NEOs change in control agreements are described in detail in the Compensation Discussion & Analysis. The goal of the Company is to provide NEOs with a total compensation package that is competitive with the market and encourages NEOs to remain with the company and help continue to lead the Company to high levels of performance. The Company believes NEOs should have a meaningful portion of their total compensation opportunity linked to long-term goals and delivery of increasing shareholder value.

     The following table sets forth information regarding options exercised and amounts realized on equity compensation for the fiscal year ended December 31, 2006:

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of		Number of	Value
	Shares Acquired	Value Realized	Shares Acquired	Realized on
	on Exercise	upon Exercise	on Vesting	Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Patricia L. Moss	41,765	$676,326	—	$0
Gregory D. Newton	—	$—	—	$0
Michael J. Delvin	38,685	$712,114	—	$0
Frank R. Weis	16,902	$260,249	—	$0
Peggy L. Biss	23,202	$418,341	—	$0
Michael M. Mooney	—	$—	—	$0

Option Exercises and Stock Vested

     Restricted stock awards were granted to the NEOs for the first time in 2005; none of the stock awards have vested as of December 31, 2006.

     The following table sets forth information regarding outstanding equity awards at the fiscal year ended December 31, 2006:

Outstanding Equity Awards at Fiscal Year-End

	Options Awards					Stock Awards
								Equity
								Incentive	Equity
			Equity					Plan	Incentive
			Incentive					Awards:	Plan Awards:
			Plan					Number of	Market or
	Number of	Number of	Awards					Unearned	Payout Value
	Securities	Securities	Number of					Shares,	of Unearned
	Underlying	Underlying	Securities			Number of	Market Value	Units or	Shares, Units
	Unexercised	Unexercised	Underlying			Shares or	of Shares or	Other	or Other
	Options	Options	Unexercised	Options	Option	Units of Stock	Units of Stock	Rights That	Rights That
	Exercisable	Unexercisable	Unearned	Exercise	Expiration	That Have	That Have Not	Have Not	Have Not
Name	(#)	(#)	Options (#)	Price ($)	Date	Not Vested (#)	Vested ($)	Vested (#)	Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Patricia L. Moss	23,195	—	—	$6.0352	1/1/08	31,651 (1)	$992,575	—	—
	15,468	—	—	$5.7408	1/1/09	—	$—	—	—
	16,875	—	—	$4.4480	1/1/10	—	$—	—	—
	16,875	—	—	$4.8000	1/1/11	—	$—	—	—
	21,092	—	—	$6.8928	1/1/12	—	$—	—	—
	40,372	—	—	$9.0720	1/21/13	—	$—	—	—
	21,411	15,046	—	$12.9600	1/20/14	—	$—	—	—

Gregory D. Newton	9,281	—	—	$3.9360	1/1/07	7,465 (2)	$234,102	—	—
	13,921	—	—	$6.0352	1/1/08	—	$—	—	—
	9,281	—	—	$5.7408	1/1/09	—	$—	—	—
	11,250	—	—	$4.4480	1/1/10	—	$—	—	—
	11,250	—	—	$4.8000	1/1/11	—	$—	—	—
	10,546	—	—	$6.8928	1/1/12	—	$—	—	—
	15,252	—	—	$9.0720	1/21/13	—	$—	—	—
	9,149	6,572	—	$12.9600	1/20/14	—	$—	—	—

Michael J. Delvin	9,870	—	—	$9.0720	1/21/13	12,563 (3)	$393,976	—	—
	12,233	8,875	—	$12.9600	1/20/14	—	$—	—	—

	Options Awards					Stock Awards
								Equity
								Incentive	Equity
			Equity					Plan	Incentive
			Incentive					Awards:	Plan Awards:
			Plan					Number of	Market or
	Number of	Number of	Awards					Unearned	Payout Value
	Securities	Securities	Number of					Shares,	of Unearned
	Underlying	Underlying	Securities			Number of	Market Value	Units or	Shares, Units
	Unexercised	Unexercised	Underlying			Shares or	of Shares or	Other	or Other
	Options	Options	Unexercised	Options	Option	Units of Stock	Units of Stock	Rights That	Rights That
	Exercisable	Unexercisable	Unearned	Exercise	Expiration	That Have	That Have Not	Have Not	Have Not
Name	(#)	(#)	Options (#)	Price ($)	Date	Not Vested (#)	Vested ($)	Vested (#)	Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Frank R. Weis	3,921	—	—	$6.0352	1/1/08	6,110 (4)	$191,610	—	$—
	9,281	—	—	$5.7408	1/1/09	—	$—	—	$—
	11,250	—	—	$4.4480	1/1/10	—	$—	—	$—
	11,250	—	—	$4.8000	1/1/11	—	$—	—	$—
	9,375	—	—	$6.8928	1/1/12	—	$—	—	$—
	12,422	—	—	$9.0720	1/21/13	—	$—	—	$—
	8,068	5,647	—	$12.9600	1/20/14	—	$—	—	$—

Peggy L. Biss	13,921	—	—	$6.0352	1/1/08	6,060 (5)	$190,042	—	$—
	9,281	—	—	$5.7408	1/1/09	—	$—	—	$—
	11,250	—	—	$4.4480	1/1/10	—	$—	—	$—
	11,250	—	—	$4.8000	1/1/11	—	$—	—	$—
	9,375	—	—	$6.8928	1/1/12	—	$—	—	$—
	12,312	—	—	$9.0720	1/21/13	—	$—	—	$—
	7,977	5,556	—	$12.9600	1/20/14	—	$—	—	$—

Michael M. Mooney	—	—	—	—	—	4,402 (6)	$138,047	—	$—
____________________

Notes:
(1)	Shares vest from 2008 through 2011 as follows: 7,639 on 1/24/08, 7,639 on 1/24/09, 8,187 on 1/23/10 and 8,186 on 1/23/11

(2)	Shares vest from 2008 through 2011 as follows: 1,681 on 1/24/08, 1,682 on 1/24/09, 2,051 on 1/23/10 and 2,051 on 1/23/11

(3)	Shares vest from 2008 through 2011 as follows: 3,241 on 1/24/08, 3,241 on 1/24/09, 3,041 on 1/23/10 and 3,040 on 1/23/11

(4)	Shares vest from 2008 through 2011 as follows: 1,394 on 1/24/08, 1,394 on 1/24/09, 1,661 on 1/23/10 and 1,661 on 1/23/11

(5)	Shares vest from 2008 through 2011 as follows: 1,369 on 1/24/08, 1,369 on 1/24/09, 1,661 on 1/23/10 and 1,661 on 1/23/11

(6)	Shares vest on 6/30/09

     The following table sets forth information regarding the pension benefits and present value at the fiscal year ended December 31, 2006:

Pension Benefits Table

		Number	Present	Payments
		of Years	Value of	During Last
		Credited	Accumulated	Fiscal Year
Name	Plan Name	Service (#)	Benefit($)	($)
(a)	(b)	(c)	(d)	(e)
Patricia L. Moss	Executive Salary Continuation Plan	29	$570,415	$—
Patricia L. Moss	Supplemental Executive Retirement Plan	29	$379,927	$—
Gregory D. Newton	Executive Salary Continuation Plan	9	$126,754	$—
Gregory D. Newton	Supplemental Executive Retirement Plan	9	$99,043	$—
Michael J. Delvin	Executive Salary Continuation Plan	8	$219,077	$—
Michael J. Delvin	Supplemental Executive Retirement Plan	8	$145,017	$—
Frank R. Weis	Executive Salary Continuation Plan	18	$139,258	$—
Frank R. Weis	Supplemental Executive Retirement Plan	18	$126,163	$—
Peggy L. Biss	Executive Salary Continuation Plan	28	$67,953	$—
Peggy L. Biss	Supplemental Executive Retirement Plan	28	$72,580	$—
Michael M. Mooney (1)		—	$—	$—
____________________

Notes:
(1)	Mooney became an employee in April 2006 and thus was not an active participant in 2006.

Pension Benefits Table Narrative

     The Company currently has salary continuation plans and supplemental executive retirement plans in place for Moss, Newton, Delvin, Weis, and Biss.

     The SERP agreement for Moss was entered into on March 9, 2004. For Moss, the SERP provides for an annual benefit of $146,600 with a guaranteed annual increase of 2.5% per year during retirement. The Company will pay the annual benefit in twelve equal monthly installments after Normal Retirement for a period of 20 years. Normal retirement is defined as the 59th birthday for Moss. The SERP benefit for Moss was increased by $34,200 in February 2007. The SERP also provides payouts in the case of termination due to the following events: early voluntary termination, early involuntary termination, disability, change of control, and death.

     The SCA with Moss was entered into on October 1, 1995 and was amended on April 25, 2002. For Moss, the SCA provides for an annual benefit of $45,900 with a 2.5% per year inflation index starting in year two during payout. The Company shall pay the annual benefit in twelve equal monthly installments after Normal Retirement for a period of 20 years. Normal retirement is defined as the 55th birthday for Moss.

     The SERP agreements for Delvin, Newton, Weis, and Biss were entered into on March 9, 2004. The annual benefit amounts for Newton, Delvin, Weis, and Biss are $34,400, $31,000, $40,200, and $39,000 respectively. The Board has approved increases in the SERP benefits for Newton, Delvin, Weis, and Biss of $12,750, $7,500, $24,050and $25,250 respectively. The annual benefit payments are also subject to the 2.5% annual increase during retirement. The Company shall pay the annual benefit amounts in twelve equal monthly installments after Normal Retirement for a period of 15 years for each of the four officers. Normal retirement is defined as age 62 for each of the NEOs except for Biss, whose Normal retirement date is defined as age 55.. Payments will commence on the first day of the month following the 62nd birthday for each of the NEOs, with the exception of Biss as set forth above.

     The SCA agreements with Delvin, Newton, Weis, and Biss were entered into during 1998 and were amended on April 25, 2002. For Delvin, the SCA provides for an annual benefit of $35,000, with a guaranteed annual increase of 2.5% per year during the payout period. For Newton, Weis and Biss the annual benefit amount is $30,000 per year, with the same guaranteed annual increase of 2.5% during the payout period. The Company will pay the annual benefit in twelve equal monthly installments for a maximum period of 180 months. The payments will commence on the first day following the month in which the NEO has his/her Retirement Date. Retirement Date is the date after the Normal Retirement Date when the NEO actually terminates his/her employment. The Normal Retirement Date is defined as age 62 plus 12 years of service for Delvin. For Newton, Biss, and Weis the Normal Retirement Date is defined as age 62 plus 15 years of service.

     The present value of the accumulated benefit for each officer is the accrual balance as of December 31, 2006. The accrual balance is determined using a discount rate of 6.00%.

     The following table sets forth information regarding nonqualified deferred compensation for the fiscal year ended December 31, 2006:

Nonqualified Deferred Compensation Table

	Executive		Aggregate
	Contributions in	Registrant	Earnings in Last	Aggregate	Aggregate Balance
	Last Fiscal Year	Contributions in	Fiscal Year (2)	Withdrawals/	at Last Fiscal Year
Name	(1) ($)	Last Fiscal Year ($)	($)	Distributions ($)	($)
(a)	(b)	(c)	(d)	(e)	(f)
Patricia L. Moss	$92,526		$32,402	$—	$623,417
Gregory D. Newton	$34,000		$12,997	$—	$246,955
Michael J. Delvin	$52,500		$17,068	$—	$332,145
Frank R. Weis	$30,600		$9,495	$—	$186,169
Peggy L. Biss	$30,600		$9,202	$—	$181,376
Michael M. Mooney (3)	$—		$—	$—	$—
____________________

Notes:

(1)	column b: exec contributions were made in Jan. 2006 based on 2005 results

(2)	columns d and f: based on Clark Consulting values as of 12-31-2006

(3)	Mike Mooney became an employee in April 2006 and thus was not eligible to make a deferral in 2006

Nonqualified Deferred Compensation Table Narrative

     The DCP agreement for Moss was entered into on October 1, 1995 and was amended on April 25, 2002. The DCP allows Moss to annually elect to defer a specific percentage up to a maximum of 25% of her annual cash bonus into a deferral account. The deferral account is solely used as a measuring device, and the CEO is a general unsecured creditor of the Company regarding the payment of benefits. The Company shall pay the benefit upon normal retirement in equal monthly installments over 15 years or in a lump sum within 90 days of termination. The Normal retirement date is defined as the 62nd birthday for Moss. The DCP also provides payouts in the event of the following terminations; early retirement, disability, change of control, financial hardship, and death. Moss may change her deferral election on an annual basis. Currently, Moss has elected to defer 25% of her annual bonus into the DCP.

     The original DCP agreements for Delvin and Newton were entered into during 1998. The original DCP agreements for Biss and Weis were entered into during 1995. All of the DCP agreements were amended as of April 25, 2002. DCP agreements allow each of the NEOs to annually elect to defer a specific percentage of their annual bonuses into a deferral account. The maximum amount of bonus that can be deferred into the DCP is 25% of the total annual bonus for each of the NEOs. The NEO is a general unsecured creditor of the Company regarding the payment of benefits. The Company will pay the benefit upon normal retirement in equal monthly installments over 15 years for Weis and Biss (over 10 years for Delvin and Newton), or in a lump sum within 90 days of termination. Normal Retirement is defined as age 62 plus 10 years of service for each of the NEOs. The DCP also provides payouts in the case of termination due to the following events: early retirement, disability, change of control, financial hardship, and death. The NEOs may change their deferral election on an annual basis. Currently, each of the above mentioned NEOs have elected to defer 25% of their annual bonus into the DCP.

     Aggregate Earnings in Last Fiscal Year (d): The deferred compensation plans currently accrue at an annual interest of 6.5% on plan balances. The rate is set from time to time at the discretion of the Board of Directors. The interest accrued in 2006 on each NEOs individual plan account balance is provided in column (d) above.

Post-Termination Table and Narrative

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL (CIC)

     The discussion and tables below reflect the amount of compensation that would be paid to each of the named executive officers (NEOs) of the Company in the event of various termination events of such executives’ employment. The amounts shown assume a termination date of December 31, 2006, and the amounts are estimates. The exact values would need to be calculated upon the actual termination or CIC. The amounts do not include compensation and benefits the executives receive that are available to the Company’s general employees. The benefits described below are provided to the NEOs to reward them for their contributions to the success of the Company, to aid in the retention of these key executives, and to meet market competitive pressures. Retention of the NEOs is critical to the Company’s future success and these benefits include effective retention features. In addition, it is standard practice in the banking industry to provide similar benefits to NEOs. Increases in these benefits in 2007, as set forth in the “Compensation Discussion and Analysis,” were implemented as the bank has grown dramatically in size, consistently been a high performing institution and thus the increased benefit amounts are appropriate for the NEOs.

     The Company has entered into CIC agreements with Moss, Newton, Delvin, Weis, Biss and Mooney as of December 31, 2006. The Company also has separate Supplemental Executive Retirement Plan (SERP), Salary Continuation Plan (SCP), and Deferred Compensation Plan (DCP) agreements in place for Moss, Delvin, Newton, Weis, and Biss. As of December 31, 2006, Mooney was not a participant in such plans (the Company has approved SERP and DCP arrangements for Mooney and entered into these arrangements in February of 2007). Summaries of the various agreements are provided in the Compensation Discussion and Analysis. Payments upon terminations, which include a termination associated with a CIC, are specified in this section.

Termination for Cause

     If the Company terminates an NEOs employment for cause the Company will not be obligated to pay the NEO any additional compensation or benefits under the SERP, SCP, or DCP plans. Additionally, the NEOs will not be entitled to any payments under the CIC agreements and will have no right to exercise any equity granted under the 2002 Equity Incentive Plan. The definition for cause is provided in each of the specific plan documents.

Payments Made Upon Voluntary Termination by the Executive

     If an NEO voluntarily terminates employment with CACB, the executives are not entitled to any additional salary, cash bonus, accelerated equity vesting, severance pay, or continuation of benefits. The acceleration of vesting of any equity awards upon voluntary termination could only be done with special board approval (the 2002 Equity Incentive Plan does not call for acceleration of vesting). However, the NEOs are entitled to certain compensation and benefits amounts under the SERP, SCP and DCP plans. The entitlement to these various benefits is primarily based on vesting, or because the NEO contributed the value themselves (as is the case with the DCP). The table below provides details behind the amounts the NEOs would receive if they voluntarily terminate their employment with CACB. The footnotes describe the amounts provided in the table.

Plan or Payment Description	Moss	Newton	Delvin	Weis	Biss
SERP (1)	$409,041	$87,610	$100,101	$132,854	$82,581
SCP (2)	$582,113	$—	$—	$158,702	$—
DCP (3)	$623,417	$246,955	$332,145	$186,169	$181,376
Total	$1,614,571	$334,565	$432,246	$477,725	$263,957
____________________

1.	Under the SERPs, each executive is entitled to the vested account balance as of the date of the voluntary termination. As of 12/31/06 the executives are vested as follows: Moss – 100%, Newton – 90%, Delvin – 80%, Weis – 100%, Biss – 100%. The payments will commence upon the executive reaching age 62, and will be paid (over 20 years for Moss and over 15 years for Delvin, Newton, Weis, and Biss) in equal monthly installments. The annual payments due to each executive as of 12/31/06 are as follows: Moss $56,608, Newton $13,471, Delvin $14,617, Weis $18385 and Biss $16,969. The values shown in the table above are the present value of these monthly payments due to the executive at normal retirement.

2.	The SCPs provide for no payment in the event of voluntary termination by the employee prior to reaching early retirement. For Moss, early retirement is defined as age 50 plus 15 years of service, and thus has already qualified for early retirement. For Newton early retirement is defined as age 50 plus 15 years of service, and he has not met the service requirement. For Delvin, early retirement is defined as age 50 plus 12 years of service, and he has not met the service requirement. For Weis, early retirement is defined as age 50 plus 15 years of service, thus he has already qualified for early retirement. For Biss, early retirement is defined as age 50 plus 15 years of service, and she has not met the age requirement. If Moss or Weis voluntarily terminated their employment as of 12/31/06 they would be entitled to their early retirement benefit. If Newton, Delvin, or Biss terminated employment as of 12/31/06 they would not be entitled to any benefits under the SCP. The early retirement benefit for Moss would consist of monthly payments for a period of 20 years starting at the age of normal retirement (age 55 for Moss). The annual payment due to Moss as of 12/31/06 is $54,254. The early retirement benefit for Weis would consist of monthly payments for a period of 15 years starting at the age of normal retirement (age 62 for Weis). The annual payment due to Weis as of 12/31/06 is $21,962. The values shown in the table above are equal to the present value of these monthly early retirement payments.

3.	The DCPs provide for payment of the deferred account balance to each NEO if the executive voluntarily terminates employment before early retirement (age 50 + 15 years of service), or after the early retirement date, but before their normal retirement (age 62 + 10 years of service). Payment of the benefits shall be made in equal monthly installments (over 15 years for Moss, Weis, and Biss and over 10 years for Newton and Delvin), beginning in the month following termination. The DCPs call for a small interest rate reduction in the deferred account balance if the NEO terminates before the early retirement date. Under the conservative approach, we chose to show the full account balances in this table (the actual payments would never exceed these amounts). These deferred account balances are also shown in the Nonqualified Deferred Compensation Table.

Payments Made Upon Involuntary Termination of the Executive by the Company

     Upon involuntarily termination by the Company, the NEOs are not entitled to any additional salary, cash bonus, accelerated equity vesting, severance pay, or continuation of benefits. The acceleration of vesting of any equity awards upon involuntary termination could only occur with special board approval (the 2002 Equity Incentive Plan does not call for immediate acceleration of vesting). However, the NEOs are entitled to certain compensation and benefits amounts under the SERP, SCP and DCP plans. The table below provides details regarding the incremental amounts the NEOs would receive if they were involuntarily terminated by CACB, compared to if they voluntarily terminated their employment (discussed previously). The footnotes describe the amounts provided in the table.

Plan or Payment Description	Moss	Newton	Delvin	Weis	Biss
SERP (1)	$—	$11,433	$44,916	$—	$—
SCP (2)	$—	$—	$—	$—	$—
DCP (3)	$—	$—	$—	$—	$—
Total	$—	$11,433	$44,916	$—	$—
____________________

1.	Under the SERP agreements, each NEO would receive 100% of the accrual balance as of the date of termination, in a lump sum payment within 90 days following termination. The SERP accrual balance amounts for each NEO are provided in the Pension Benefits Table. For purposes of the post-termination calculations, the SERP payments create an incremental increase over the amounts the NEOs are entitled to under voluntary termination (as previously discussed) only if the employee is not 100% vested as of 12/31/06. This occurs because the SERP is automatically vested 100% under an involuntary termination. Delvin and Newton are the only two executives that are not 100% vested in their SERP. The amounts shown under the

SERP, in the table above, represent the difference between the present value of the voluntary termination benefits (as previously provided) compared to the involuntary termination lump sum payout the executive would be entitled to under involuntary termination.

2.	For the SCP, the treatment under involuntary termination of the executive is the same as voluntary termination by the executive. Under the SCP, if termination occurs before early retirement the executive would not be entitled to any benefits. If the termination occurs after qualifying for early retirement (which is the case for Moss and Weis), the executive would receive the same benefits as under voluntary termination by the executive. There would be no additional incremental value provided to any of the NEOs when compared to voluntary termination by the executive (described in the previous section).

3.	The DCP treatment for involuntary termination by the Company is the same as previously mentioned under voluntary termination by the executive. The NEOs would be entitled to the deferred account balance, payable monthly (over 15 years for Moss, Weis, and Biss, and over 10 years for Newton and Delvin), beginning in the month following termination. There would be no additional incremental value provided to any of the NEOs under the DCP plan for involuntary terminations by the Company.

Payments Made Upon Termination as a Result of Disability

     In the event of termination as a result of disability, the NEOs would be entitled to various benefits and compensation under the SERP, SCP and DCP plans. The NEOs would not be entitled to any additional salary, cash bonus, severance pay, or continuation of benefits if they were terminated as a result of disability. The acceleration of vesting of any equity awards upon termination as a result of disability could only be done by board discretion (the 2002 Equity Incentive Plan does not call for immediate acceleration of vesting). The table below provides the incremental amounts the NEOs would receive if terminated as a result of disability, compared to if they voluntarily terminated their employment (as previously discussed). The footnotes describe the amounts provided in the table.

Plan or Payment Description	Moss	Newton	Delvin	Weis	Biss
SERP (1)	$—	$15,130	$47,778	$—	$—
SCP (2)	$—	$132,109	$225,249	$—	$68,442
DCP (3)	$—	$—	$—	$—	$—
Total	$—	$147,239	$273,027	$—	$68,442
____________________

1.	Under the SERP, if the NEO is terminated as a result of disability prior to normal retirement (age 62 for Moss, Newton, Delvin, and Weis and age 55 for Biss), the executive is entitled to a lump sum benefit payment at age 62. The amount is equal to the disability benefit in the year of termination as set forth under the Schedule A attachment to each individual agreement. The lump sum disability amounts as of 12/31/06 per the appropriate Schedule A attachments are as follows: Moss $648,749, Newton $146,228, Delvin $178,510, Weis $179,616, and Biss $165,781. The lump sum payout will be made within 90 days following the executive reaching age 62. If there are values in the table above it is because the present value of the lump sum disability payment at age 62, is higher than the present value amount the NEO would receive if they voluntarily terminated employment (as previously discussed). The amount in the table above represents the incremental increase in the SERP benefits paid upon termination as a result of disability.

2.	Under the SCP, if the NEO is terminated as a result of disability prior to normal retirement age (age 55 + 20 years of service for Moss, age 62 + 12 years of service for Delvin, age 62 + 15 years of service for Newton, Weis, and Biss), the executive is entitled to a monthly payment for a defined period (20 years for Moss, 15 years for Newton, Delvin, Weis, and Biss) commencing with the month following termination. The amount of the monthly payments is determined under the Schedule A attachment to each individual agreement, and is equal to the amount shown for the respective date of termination. The annual Schedule A amounts for each of the NEOs as of December 31, 2006 are as follows: Moss $47,445, Newton $13,089, Delvin $22,317, Weis $14,377, and Biss $6,781. If there are values in the table above, it is because the present value of the annual payments is greater than the present value amount the NEO would receive if termination is voluntary (as previously discussed). The amounts represent the incremental increase in SCP benefits paid upon termination as a result of disability compared to voluntary termination by the employee.

3.	Under the DCP, if the NEO is terminated as a result of disability prior to normal retirement (age 62 + 10 years of service), the Company will pay the executive an amount equal to the deferred account balance. The payments will begin following termination and will be paid monthly over 10 years. There are no values in the table above, because there is no incremental increase in the amount payable under termination as a result of disability compared to the amount payable under voluntary termination by the executive (as previously discussed). In each case, the executive is entitled to the deferred account balance.

Payments Made Upon Termination as a Result of Death

     In the event of termination as a result of death, the NEOs would be entitled to various benefits and compensation under the SERP, SCP, and DCP plans. The NEOs would not be entitled to any additional salary, cash bonus, severance pay, or continuation of benefits if they were terminated as a result of death. The acceleration of vesting of any equity awards upon termination as a result of death could only be done by special board approval (the 2002 Equity Incentive Plan does not call for immediate acceleration of vesting). The table below provides the incremental amounts the NEOs would receive if they were terminated as a result of death, compared to if they voluntarily terminated employment (as previously discussed). The footnotes describe the amounts provided in the table.

	Moss	Newton	Delvin	Weis	Biss
SERP (1)	$1,645,429	$302,171	$251,155	$322,646	$359,322
SCP (2)	$—	$302,795	$353,261	$144,093	$302,795
DCP (3)	$441,846	$68,550	$—	$147,027	$552,478
Total	$2,087,275	$604,416	$673,516	$613,765	$1,214,595
____________________

1.	Under the SERP, if the NEO is terminated as a result of death during active service, the executive’s beneficiary is entitled to the normal retirement benefit for a specified period (20 years for Moss and 15 years for Newton, Delvin, Weis, and Biss). The payments will be payable monthly, and will commence in the month following the death of the executive. The annual normal retirement benefit amounts for the NEOs are: Moss $146,600, Newton $34,400, Delvin $31,000, Weis $40,200 and Biss $39,000. In addition, the normal retirement benefit amount will be increased by 2.5% annually during the payout period. The amounts shown in the table above represent the present value of the incremental increase in the SERP benefits paid upon termination as a result of death, compared to the present value of the SERP benefits paid upon voluntary termination by the executive (as previously discussed).

2.	Under the SCP, if the NEO is terminated as a result of death, the executive’s beneficiary is entitled to the annual benefit amount that the executive would have received at normal retirement (age 55 for Moss and age 62 for Newton, Delvin, Weis, and Biss. The annual normal retirement benefit amounts for the NEOs under the SCP are: Moss $45,900, Newton $30,000, Delvin $35,000, Weis $30,000 and Biss $30,000. Under normal retirement these amounts would be payable for life, however upon termination as a result of death, the benefit payments will commence in the month following death and will be paid monthly over a specified period (20 years for Moss and 15 years for Newton, Delvin, Weis, and Biss). If there are values in the table above, it is because the present value of these annual payments is greater than the present value amount the NEO would receive if voluntary termination of employment occurred (as previously discussed). The amounts represent the incremental increase in the SCP benefits paid upon termination as a result of death.

3.	Under the DCP, if the NEO is terminated as a result of death during active service, the Company will pay the executive’s beneficiary an amount equal to the deferred account balance as of the date of death if the Company does not carry life insurance on the life of the executive. However, if the Company does carry life insurance on the life of the executive, the Company will pay the following annual amounts to the beneficiaries: Moss $105,543, Newton $41,391, Delvin $27,747, Weis $33,012 and Biss $72,708. The payments under either scenario will be made on a monthly basis over a specified period (15 years for Moss, Weis, and Biss and 10 years for Delvin and Newton). The Company does carry life insurance on each of the NEOs, so the annual amounts described under this scenario represent what the NEOs’ beneficiaries would receive. The values provided in the table above represent the incremental increase of the present value of the payments provided when the Company carries life insurance on the NEOs compared to the deferred account balances (as previously provided). If the present value of the payments does not exceed the deferred account balance then no value is provided above.

Payments Made Upon Termination Associated with a Change in Control

     The tables and text below detail the estimated compensation and benefits provided to each executive in the event of a CIC as of December 31, 2006. The CIC benefits for each of the NEOs are determined under their various agreements. Each of the NEOs has a CIC agreement in place. Additionally each of the NEOs (except Mooney) has a SERP agreement, SCP agreement, and DCP agreement in place. The benefits and compensation amounts detailed in this section are determined under the specific terms that are detailed in each of the NEO agreements.

Payments Assuming a CIC and Termination

     The CIC agreements for the NEOs provide for various severance amounts to be provided upon termination within one year prior to or following a CIC. Specifically, the agreements provide each executive with the following:

1)	A specific multiple (ranging from 2.5 to 1, depending on the executive) of the “annualized includable compensation for the base period” as defined under Section 280(G)(d) of the Internal Revenue Code of 1986;

2)	Continued medical, dental, disability, and life insurance benefits equivalent to the benefit plans and programs available to the executive as of the date of termination for a period of one year following the termination; and

3)	100% vesting in all stock options.

     The CIC agreements also contain a “cap” for Section 280G. The agreements state that should any payments be considered an “excess parachute payment” under Section 280G, then the total payments will be reduced to an amount that will not be considered an “excess parachute payment.” The executive has 30 days to decide how the compensation will be reduced, but the Company will maintain control over the total amount of the reduction that is required to avoid the “excess parachute payment” treatment under Section 280G.

     The CIC agreements do not specifically address the SERP, SCP, or DCP plans. However, the individual SERP, SCP, and DCP agreements do provide for specific payments for terminations as a result of a CIC. The SERP and SCP agreements also contain specific clauses that state no payments will be made under the plans if the payments are considered “excess parachute payments” under Section 280G. Thus, the SERP and SCP agreements also have a “cap” that mirrors the CIC agreements.

     The estimated amounts provided in the table below represent the payments each of the NEOs would receive if they were terminated as a result of a CIC. If the total of the CIC contingent payments exceeds the maximum amount payable under Section 280G, and would be considered in “excess”, then the CIC related payments will be reduced to the “cap” amount. The specific “cap” amount for each of the NEOs under Section 280G is equal to three times the five-year average of annualized includable compensation less $1. To determine the annualized includable compensation, the Company utilized the five-year W-2 average from 2001-2005 for each NEO (except for Mr. Mooney). The estimated “cap” amount for each of the NEOs is provided in the table below. The Company also performed an analysis to determine what payments would be considered contingent on a CIC under Section 280G. Section 280G has a specific method for calculating the 280G value of equity accelerations and deferred compensation plan payments (i.e. SERP, SCP and DCP). The table below provides the incremental payments that would be provided under a CIC termination; however some of these payments may be limited by the “cap” for Section 280G. We identify which of the officers would hit their 280G “cap” in the table below.

	Moss	Newton	Delvin	Weis	Biss	Mooney
Estimated CIC Agreement Severance Payout (1)	$1,068,620	$308,807	$677,515	$282,320	$280,109	$175,102
Estimated Value of 1-Year of Continued Benefits (2)	$4,748	$4,700	$4,748	$4,642	$4,642	$3,065
Intrinsic Value of Immediately Vested Equity (3)	$1,253,981	$350,364	$550,201	$291,604	$288,408	$136,594
Incremental Increase in the SERP (4)	$453,451	$137,332	$229,109	$153,555	$82,187	N/A
Incremental Increase in the SCP (5)	$44,456	$171,049	$336,837	$28,419	$149,983	N/A
Estimated CIC Value of the DCP (6)	$—	$—	$—	$—	$—	N/A
Subtotal	$2,825,255	$972,151	$1,798,410	$760,540	$805,329	$136,594
280(G) Estimated Cap Amount	$1,282,342	$617,612	$1,016,271	$564,640	$560,217	$525,306
Would CIC Payments Hit 280G Cap? (7)	Yes	Yes	Yes	No	No	No
____________________

1.	This amount is equal to a multiple of the “annualized includable compensation for the base period”. The specific multiples for each of the NEOs are: 2.5x for Moss, 2.0x for Delvin, and 1.5x for Newton, Weis, and Biss and 1x for The base period for this analysis was 2001 through 2005 for each of the NEOs except Mooney. Mooney started his employment in 2003 with Farmers & Merchants, so his base period is 2003 – 2005. His compensation in 2003 was annualized per the specific 280G regulations.

2.	The amount shown for each of the NEOs is equal to the 2006 values paid for medical, dental, vision, life insurance, and long-term disability benefits. The CIC agreements require one-year of additional benefits to be paid and we utilized the 2006 actual amounts to calculate the estimated CIC value of such benefits.

3.	The amounts shown in the table represent the realized value of all the unvested equity that would be vested upon the CIC. The 2002 Equity Incentive Plan states that in the event of a CIC, all unvested equity awards will become immediately 100% vested and exercisable. The values are equal to the number of shares times the CIC stock price for restricted stock, and the difference between the CIC price and the exercise price multiplied times the number of options for stock options. The share price used in these calculations is equal to $31.03/share.

4.	Upon a CIC, the NEOs would become 100% vested in their SERP accrual balance plus receive three additional years of accruals under the SERP as a result of a CIC termination. The specific amounts of these CIC payments are provided under the Schedule A attachments to each NEOs agreement. The payout of this accrual balance plus three additional years of accruals would be made in a lump sum within 90 days following termination. The specific lump sum CIC amounts are the following: Moss - $862,492, Netwon - $224,842, Delvin - $329,210, Weis - $286,409 and Biss - $164,768. The amount shown in the table above is the amount by which these CIC lump sum payments exceed the amount the NEO would receive if they voluntarily terminated their employment (as previously discussed).

5.	Upon a CIC, the NEOs would become 100% vested in the SCP accrual balance plus receive three additional years of accruals under the SCP as a result of a CIC termination. The specific amounts of these CIC payments are provided under the Schedule A attachments for each NEOs agreement, and in no event may the CIC payout exceed the maximum amount payable under the Schedule A attachment. The payout of this accrual balance plus three additional years of accruals would be made in a lump sum within 90 days following termination. The specific lump sum amounts that would be paid are the following: Moss - $626,569, Newton - $171,049, Delvin - $336,837, Weis - $187,121 and Biss - $149,983. The amount shown in the table above is the amount by which these CIC lump sum payments exceed the amount the NEO would receive if they voluntarily terminated their employment (as previously discussed).

6.	There are no amounts shown under the DCP as a result of a CIC termination, because the executives simply receive their deferred account balances as a result of a CIC termination. This is the same amount they would received under a voluntary termination (as previously discussed).

7.	For purposes of Section 280G, not all of the incremental payments made to the NEOs will be considered contingent on the CIC. The Company performed a separate 280G analysis to determine if the estimated CIC related payments would exceed the estimated 280G “cap” amounts for each NEO. This row in the table provides the results of this analysis and shows that some of the NEOs would have their CIC payments limited by the “cap” and others would not.

     Consulting Arrangement Clause: The CIC agreements do not contain a non-compete or non-solicitation section. However, if the NEO receives compensation under the CIC agreement they are required to provide consulting services to the bank for a short period following the termination. In no event will the consulting work exceed 20 hours per week. The specific length of the consulting arrangements under the agreements is 6 months.

     The following table sets forth information regarding director compensation for the fiscal year ended December 31, 2006:

Director Compensation Table
					Change in
					Pension Value
	Fees Earned			Non-Equity	and Nonqualified
	or Paid in	Stock	Option	Incentive Plan	Deferred Fee	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($) (2)	($) (4)	($) (5)	($)	($)	($) (6)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Gary L. Hoffman	$33,750	$11,000	$2,657	N/A	$7,108	$30,808	$85,323
Jerol E. Andres	$28,104	$11,000	$2,657	N/A	$46,802	$35,588	$120,317
Gary L. Capps	$30,970	$11,000	$2,657	N/A	$11,084	$12,764	$68,475
Henry H. Hewitt	$25,154	$11,000	N/A	N/A	N/A	$162	$36,316
Judith A. Johansen (1)	$23,927	$10,083	N/A	N/A	N/A	$114	$34,124
Clarence Jones (1) (2)	$17,253	$8,250	N/A	N/A	N/A	$48,086	$73,589
Ryan R. Patrick	$34,896	$11,000	$2,657	N/A	$8,377	$9,395	$66,325
James E. Petersen (3)	$24,353	$11,000	$2,657	N/A	$12,083	$13,333	$63,426
Thomas M. Wells (1)	$19,253	$8,250	N/A	N/A	N/A	$86	$27,589
____________________

Notes:

(1)	Johansen was appointed to the Board in February 2006; Jones and Wells were appointed to the Board in April 2006.

(2)	Jones’ compensation includes $48,000 in consulting fees for services rendered per agreement.

(3)	The Company paid $118,817 in fees to the law firm of Karnopp Petersen LLP, for legal counsel and services rendered of which Petersen is a partner.

(4)	The aggregate number of stock awards held at 12/31/06 for Hoffman, Andres, Capps, Hewitt, Patrick and Petersen is 531 each, Johansen 486, and Jones and Wells 367 each. All of these shares will be vested as of 1/23/07.

(5)	Non-Qualified Options granted in 2004 with an option price of $12.96; expense on non-vested options in accordance with FAS 123R.

(6)	Includes accruals for director emeritus agreements and cash dividends accrued on unvested restricted stock. Hewitt, Johansen, Jones and Wells are not party to a director emeritus agreement.

Director Compensation Table Narrative

     Fees Earned or Paid in Cash (column b): Each Company director received an annual retainer of $11,000 cash. Directors received $1,000 per Company Board meeting. The Chairman of the Board (Hoffman) received an additional fee of $7,000 in 2006. The Chairman of the Audit Committee (Patrick) received an additional fee of $5,000 in 2006. Fees for attending committee meetings were paid to the members of the following committees: $500 for Audit Committee, $500 for the Compensation Committee, $500 for the Nominating and Corporate Governance Committee, $150 for the Loan Committee, and $250 for the Trust Committee.

     Stock Awards (column c): The Company granted shares of restricted stock to its outside directors in 2006. On January 23, 2006, the Company granted the following directors 531 shares each at $20.72 price per share: Hoffman, Andres, Capps, Hewitt, Patrick and Petersen. On February 21, 2006, 486 shares of restricted stock were granted to Johansen at a price of $20.76 per share. On April 17, 2006, 367 shares of restricted stock were granted each to Jones and Wells at $22.44 per share. All of these shares vested on January 23, 2007. The shares granted in 2006 were subject to FAS 123R and were expensed and reflected in the 2006 fiscal year.

     Option Awards (column d): The Company historically has not granted any stock options to directors other than nonqualified stock options.

     On January 20, 2004, the Company granted 1,562 of nonqualified stock options to Hoffman, Andres, Capps, Patrick and Petersen. The January 20, 2004, nonqualified stock options were granted at an exercise price of $12.96. The stock options were valued using the same Black-Scholes option pricing model as was used with the stock options that were granted to the NEOs on the same date. The resulting Black-Scholes grant value for the 2004 nonqualified options was $5.103 per share. The values in the table represent the compensation cost of those awards, before reflecting forfeitures for fiscal year 2006, as described in FAS 123R. The number of shares expensed subject to FAS 123R reflected in this table was 1,562 each for Hoffman, Andres, Capps, Patrick and Petersen.

     Change in Pension Value and Nonqualified Deferred Fee Earnings (column f): Some of the directors are party to director emeritus agreement. The amounts in this column represent the 2006 annual accrual for each of the directors that is party to director emeritus agreement. The director emeritus agreement provides for a benefit of $18,000 per year for 10 years for Andres, Hoffman, Patrick and Petersen. For Capps, the benefit is $22,200 for 10 years. The benefit will be paid from the director’s normal retirement date until the later of the director’s death or 120 months. Andres, Hoffman, Patrick and Petersen are also party to Deferred Fee Agreements (DFA), but the annual interest is 6.5%, which is not considered above market interest and is not reported in this table.

     Aggregate Number of Option Awards Outstanding at 2006 Fiscal Year End: Hoffman - 7,420, Andres - 7,420, Capps - 7,420, Hewitt - 0, Johansen - 0, Jones - 0, Patrick - 7,420, Petersen - 7,420, and Wells - 0.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The Audit Committee consists of four outside directors, each of whom is determined to meet the independence standards for members of public company audit committees set forth in NASDAQ Listing Standards and Securities and Exchange Commission (“SEC”) rules. The Committee operates under a written charter adopted by the Board which is attached as Appendix A. Committee members include independent directors Ryan R. Patrick, CPA, (chair), Jerol E. Andres, Gary L. Capps, and Judith A. Johansen. Director Patrick has been determined to be qualified as an Audit Committee financial expert as defined in Item 401 of Regulation S-K and NASDAQ listing standards. Every three years the audit committee charter is included as an appendix to the proxy statement, and is available on the Company’s website at www.botc.com.

     The Committee provides assistance to the Board in fulfilling its oversight responsibilities relating to corporate accounting and reporting practices of the Company toward assurance of the quality and integrity of its consolidated financial statements. The purpose of the Committee is to serve as an independent and objective party to monitor the Company’s financial reporting process and internal control system; oversee, review and appraise the audit activities of the Company’s independent auditors and internal auditing function, maintain complete, objective and open communication between the Board, the independent accountants, financial management, and the internal audit function. The Audit Committee met seven times during the 2006 fiscal year.

     The Company’s independent auditor reports directly to the Committee. The Audit Committee is solely responsible to appoint or replace the Company’s independent auditor, and to assure the independence and to provide oversight and supervision thereof. The Committee determines compensation of the independent auditor and has established a policy for pre-approval of all services, audit and non-audit related, provided by the independent auditor. The Committee has concluded that the provision of non-audit related services described in “Fees Paid to Independent Auditor” are compatible with maintenance of the independence of the independent auditor. The Committee determines the extent of funding that the Company must provide to the Committee to carry out its duties, and has determined that such amounts were sufficient in 2006.

     The Committee provides oversight and evaluation of the process by which management certifies the effectiveness of the Company‘s system of internal controls. The Committee supervises independent auditor engagement to attest to the effectiveness of management’s evaluation of the Company’s system of internal controls, and monitors auditor findings as to deficiencies in the system of controls, if any. With respect to the year ended December 31, 2006, in addition to its other work, the Committee:

  Reviewed and accepted management’s report as to the effectiveness of the system of internal controls; inspected related independent auditor attestation, and found no material weaknesses requiring disclosure.

  Reviewed and discussed with management the audited consolidated financial statements of Cascade Bancorp as of December 31, 2006 and the year then ended;

  Discussed with Symonds, Evans & Company, P.C. the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, with respect to its review of the findings of the independent auditor during its examination of the Company’s financial statements;

  Received from Symonds, Evans & Company, P.C. written affirmation of their independence. In addition, discussed with the auditors the firm’s independence and determined that the provision of non-audit services was compatible with maintaining auditor independence.

     The Committee recommended, based on the review and discussion summarized above, that the audited consolidated financial statements be included in Cascade Bancorp’s Annual Report on SEC Form 10-K for the year ended December 31, 2006.

AUDIT COMMITTEE

RYAN R. PATRICK, CHAIR
JEROL E. ANDRES
GARY L. CAPPS
JUDITH A. JOHANSEN

REPORT OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
OF THE BOARD OF DIRECTORS

     The Nominating and Corporate Governance Committee consists of three or more directors who are determined to be independent as defined by the NASDAQ Listing Standards. The Committee currently consists of Henry H. Hewitt (chair), Gary L. Capps, James E. Petersen, and Thomas M. Wells. The Nominating and Corporate Governance Committee charter is available on the Company’s website at www.botc.com

     The Committee provides assistance to the Board by identifying qualified individuals as prospective Board members. The Committee recommends to the Board the director nominees for election at the annual meeting of shareholders. The Committee recommends to the Board the director nominees to fill interim director vacancies. The Committee oversees the annual review and evaluation of the performance of the Board and its committees, and develops and recommends sound principals and practices of corporate governance to the Board of Directors, including establishing and monitoring independence standards for directors consistent with NASDAQ listing standards.

     The Committee evaluates the qualifications of individual candidates for the Board using a consistent process that takes into account all factors and criteria it considers appropriate, including identifying the beneficial impact a candidate will have on the Company and the Board in terms of skill set, expertise, experience, business development contributions, background, character, individual success in chosen fields, public company expertise, geographic diversity, and independence of candidates. The Committee will consider shareholder recommendations for candidates for the Board using the same process. Shareholder recommendations for potential directors must be in writing, the shareholder submitting a recommendation must have continuously held at least $2,000 in market value of Cascade Bancorp common stock for at least one year and hold the stock through the date of the annual meeting. The shareholder must include sufficient information as to qualifications and background to establish the credentials of the candidate. The Committee requires evidence that candidate qualifications meet the criteria and considerations as outlined in the Nominating Committee Charter or as published by the Company from time to time. The deadline for receipt of such recommendations is not less than 120 days prior to the first anniversary of the date the Company’s proxy statement was released to shareholders in connection with the previous years Annual Meeting. Refer to the Nominating and Corporate Governance Committee Charter at the Company’s Web site www.botc.com for minimum qualifications of director candidates and procedures for shareholders in communicating with the Board.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

HENRY HEWITT, CHAIR
GARY L. CAPPS
JAMES E. PETERSEN
THOMAS M. WELLS

EXPERTS

     Cascade’s consolidated financial statements as of December 31, 2006 and 2005 and for each of the years in the three-year period ended December 31, 2006, incorporated by reference into this proxy statement have been audited by Symonds, Evans & Company, P.C., independent auditors and have been included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

CODE OF CONDUCT AND ETHICS

     The Company has adopted a written Code of Conduct and Ethics that applies to all of the Company’s directors, officers and employees, including its principal executive officer and principal financial officer. The Code of Conduct and Ethics sets expectations for the exercise of sound judgment and sets high ethical standards in all Company and customer matters. It is designed to promote honest and ethical conduct including in the filing of required financial information and related disclosures, as well as in compliance with laws and regulations. The Code of Conduct and Ethics mandates accountability for adherence to the Code, while a variety of procedures are available to facilitate prompt internal reporting of violations to appropriate persons. The Board is mindful that the success of the Company depends on the ongoing competence, honesty and integrity of its human resources to build relationships of trust with customers and shareholders, and believes the Code reasonably deters wrongdoing by directors, officers and employees. The Code includes sections on matters such as conflicts of interest, confidentiality, bank bribery act, lending practices, and personal conduct. The Code is posted on the Company’s website at www.botc.com. In addition, any waivers of the Code for the Board or executive officers of the Company will be disclosed in a report on Form 8-K.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Some of the directors and officers of the Company and of the Bank, and members of their immediate families and firms and corporations with which they are associated, have had transactions with the Bank, including borrowings and investments in time deposits. All such loans and investments have been made in the ordinary course of business, have been made on substantially the same terms, including interest rates paid or charged and collateral required, as those prevailing at the time for comparable transactions with unaffiliated persons, and did not involve more than the normal risk of collectibility or present other unfavorable features. As of December 31, 2006, the aggregate outstanding amount of all loans to officers and directors of the Company and to firms and corporations in which they have at least a 10% beneficial interest was approximately $1.0 million, which represented approximately .38% of the Company’s consolidated stockholders’ equity at that date.

     James E. Petersen, a director and stockholder of the Company, is a partner in the law firm of Karnopp Petersen LLP, and serves as general counsel to the Company and the Bank.

     The Company’s policies and procedures for the review, approval, and ratification of related party transactions vary depending on the particular facts and circumstances. Loan transactions to executive officers, directors, and principal shareholders are required to comply with the review and approval procedures set forth in the Federal Reserve Act Part 215 (Regulation O). In addition, the Company’s Code of Conduct and Ethics provides procedures for the review of other related party transactions involving employees, executive officers or directors. Such policy generally discourages related party transactions. To the extent that a related party transaction involves a director or director nominee of the Company, such transaction is reviewed by the directors at a board meeting and any approval or ratification is evidenced in the meeting minutes.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires that all executive officers and directors of the Company and all persons who beneficially own more than 10 percent of the Company’s Common Stock file an initial report of their ownership of the Company’s securities on Form 3 and report changes in their ownership of the Company’s securities on Form 4 and Form 5. These filings must be made with the Securities and Exchange Commission and the National Association of Securities Dealers.

     Based solely upon the Company’s review of the copies of the filings that it received with respect to the fiscal year ended December 31, 2006, and written representations from certain reporting persons that no other reports were required, during fiscal 2006 all of its officers, directors and 10% shareholders complied with all applicable Section 16(a) filing requirements, except that the following individuals filed the indicated number of late reports and total number of late transactions: Patricia Moss – one late report with one late transaction, William Haden – one late report with one late transaction, Michael Mooney – one late report with two late transactions, Frank Weis – two late reports with four late transactions.

ITEM 2.	RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT AUDITORS

      The Audit Committee of the Board of Directors has appointed Symonds, Evans & Company, P.C. (“Symonds”) as the independent auditors to audit the Company’s consolidated financial statements for the fiscal year ended December 31, 2007. You are asked to ratify this appointment at the annual meeting. If the appointment of Symonds is not ratified by shareholder vote, the Audit Committee may appoint another independent auditor or may decide to maintain its appointment of Symonds.

     The Audit Committee operates under a written charter adopted by the Board of Directors. In fulfilling its oversight responsibility of reviewing the services performed by the Company’s auditor, the Committee carefully reviews the policies and procedures for the engagement of the independent auditor. The Audit Committee also discussed with Symonds the overall scope and plans for the audit, and the results of its audit. The Committee also reviewed and discussed with Symonds the fees paid, as described below.

     THE CASCADE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF SYMONDS, EVANS & COMPANY, P.C. AS INDEPENDENT AUDITORS.

FEES BILLED BY INDEPENDENT AUDITOR

     Symonds served as the Company’s independent auditors for the fiscal year ended December 31, 2006. A representative of Symonds will be present at the Meeting to respond to appropriate questions from shareholders and will have the opportunity to make a statement if he or she so desires. The Audit Committee pre-approved all of the audit related services, tax services and other services provided by Symonds in 2006.

     Aggregate fees billed to the Company by Symonds, Evans & Company P.C. for the years ended December 31, 2006 and 2005 were as follows:

	Fiscal year ended
	2006	2005
Audit fees	$131,196	$95,750
Audit-related fees	85,994	120,020
Tax fees	4,859	5,000
Other fees	70,820	42,423
Total fees	$292,869	$263,193

Audit Fees

     Audit fees related to the audit of the Company’s annual consolidated financial statements for the years ended December 31, 2006 and 2005, and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for such years.

Audit-Related Fees

     Audit-related fees pertaining to 2006 and 2005 primarily included fees for the audits of management’s assessment of the Company’s internal control over financial reporting related to Section 404 of the Sarbanes-Oxley Act and the Company’s 401K Profit Sharing Plan.

Tax Fees

     Tax fees in both 2006 and 2005 were primarily for services related to the Company’s estimated tax payments and preparation of the Company’s tax returns, including the final tax return for F&M and F&M Bank for the short year of 2006 up to the merger date of April 20, 2006.

Other Fees

     Other fees related to 2006 included fees in connection with the 2006 acquisition of F&M, the FDICIA examination and various research projects.

Pre-Approval Policies and Procedures

     The Audit Committee is responsible for assuring the independence of the independent auditor, including considering whether provision of non-audit related services is compatible with maintaining the independence of the independent auditor. Any non-audit services provided by the auditor must be pre-approved by the Audit Committee.

INCORPORATION OF INFORMATION BY REFERENCE; AVAILABLE INFORMATION

     Cascade is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (“SEC”). Cascade has filed this proxy statement with Schedule 14A with the SEC in compliance with its Exchange Act reporting requirements. This proxy statement omits certain of information that Cascade shareholders may deem important in deciding how to cast their votes and Cascade shareholders are encouraged to review the documents Cascade has filed with the SEC.

     The proxy statements, and other information filed with the SEC by Cascade under the Exchange Act may be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at Room 1204, Judiciary Plaza, 450 Fifth Street, NW, Washington, DC 20549, and at the regional offices of the SEC located at 7 World Trade Center, Thirteenth Floor, Chicago, Illinois 60661. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, NW, Washington, DC 20549 or from the SEC website at www.sec.gov.

INFORMATION AVAILABLE TO SHAREHOLDERS

     The Company’s 2006 Annual Report including Form 10-K is being mailed to shareholders with this proxy statement. Additional copies of the Annual Report and the Company’s filings of Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission may be obtained without charge from Gregory D. Newton, EVP/Chief Financial Officer, Cascade Bancorp, P.O. Box 369, Bend, Oregon 97709, or Email cascades@botc.com.

     Effective December 2004, American Stock Transfer & Trust Company became the Company’s stock transfer agent. American Stock Transfer and Trust Company contact information: 59 Maiden Lane, New York, New York 10038. Phone: 888-777-0321 and Website: www.amstock.com.

     Information available on Company’s website: All forms filed with the SEC and additional shareholder information is available free of charge on the Company’s website: www.botc.com (select/click on “Investment Information” on the left side of the screen). Alternatively, the SEC maintains an Internet site, www.sec.gov, in which all forms filed electronically may be accessed.

SHAREHOLDER PROPOSALS

     In order to be eligible for inclusion in the proxy materials of Cascade Bancorp for next year’s Annual Meeting of Shareholders, any shareholder proposal to take action at such meeting must, in addition to complying with the shareholder eligibility and other requirements of the SEC’s rules governing such proposals, be received at the Company’s main office at 1100 N.W. Wall Street, Bend, Oregon, 97701 no later than November 20, 2007.

     Shareholders may bring business before the Annual Meeting only if the shareholder delivers notice of the proposed business to the Secretary of the Company, in writing, on or before the close of business on February 3, 2007. No shareholder submitted a proposal or notified the Company of business to bring before the Annual Meeting.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

     Shareholders wishing to communicate with the Board of Directors or with a particular director may do so in writing addressed to the Board, or to the particular director, and delivering it to our Corporate Secretary at the address of our main office at 1100 N.W. Wall Street, Bend, Oregon, 97701. The recipient will promptly forward such communications to the applicable committee, director or to the Chairman of the Board for consideration.

OTHER MATTERS

     The Board of Directors is not aware of any business to come before the Meeting other than those matters described above in this proxy statement. However, if any other matters should properly come before the Meeting, it is intended that proxies in the accompanying form will be voted in accordance with the judgment of the person or persons voting the proxies.

     The cost of solicitation of proxies will be borne by Cascade Bancorp. In addition to solicitation by mail, employees of the Company may request of shareholders the return of proxies personally, or by mail, telephone or fax. Cascade Bancorp will, upon request, reimburse brokers or other persons holding shares for the benefit of others for their expenses in forwarding proxies and accompanying material and obtaining authorization from beneficial owners of the Company’s stock to execute proxies. In addition the Company may engage an outside proxy solicitation firm to render proxy solicitation services.

By Order of the Board of Directors

GREGORY D. NEWTON
Secretary

Bend, Oregon
March 13, 2007

Appendix A

     Cascade Bancorp (and its subsidiaries)
Audit Charter

PURPOSE

     The Audit Committee shall provide assistance to the Board of Directors in fulfilling their oversight responsibilities relating to corporate accounting, reporting practices of the Corporation, the quality and integrity of the financial reports of the Corporation, the Corporation’s compliance with legal and regulatory requirements, the independent accountants’ qualifications and independence, and the performance of the Company’s independent accountants and internal audit function. In providing that assistance the Committee:

  Serves as an independent and objective party to monitor the Corporation’s financial reporting process and internal control system.

  Reviews and appraises the audit effort of the Corporation’s independent accountants and internal audit department.

  Maintains free and open means of communication between the Board of Directors, the independent accountants, financial management, and the internal audit department.

COMPOSITION

     The Committee will be comprised of three or more directors as determined by the Board. Each member of the Committee will be independent and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgement as a member. A director is independent when they are not an officer or employee of the company or its subsidiaries or any other individual having a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities. All other definitions and requirement of independence noted in Rule 4200(a)(15) of the National Association of Securities Dealers listing standards will be adhered to. All members shall have a working familiarity with basic finance and accounting practices, and at least one member shall have accounting or related financial management expertise.

     The Board will also appoint a nonvoting management representative. This individual must have sufficient knowledge of the operations of the Corporation and its affiliates to act as an interface between the auditors, examiners, management, and the Committee. This individual will usually be the Chief Operating Officer of the Corporation.

     The Board shall elect the members of the Committee annually. Unless a Chair is elected by the full Board or appointed by the Board Chairman, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

MEETINGS

     The Committee shall meet a minimum of four times annually, or more frequently as circumstances dictate. The Audit Committee may request any officer or employee of the Company, the Company’s outside counsel or independent auditor to attend meetings of the Committee or to meet with any member of or consultants to the Committee.

RESPONSIBILITIES AND DUTIES

     To fulfill its responsibilities and duties the Committee shall:

1.	Update and review this Charter at least annually.

2.	Update and review the Disclosure Committee Policy at least annually.

3.	Shall have the power to conduct or authorize investigations into any matters within the committee’s scope of responsibilities. This Committee shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation.

4.	Submit the minutes of all meetings of the Audit Committee to, or review the matters discussed at each committee meeting with the Board of Directors. The Committee, with their recommendation, may refer to the Board any matter that the Committee believes should be addressed by the full Board.

5.	Review with the independent auditors, the company’s internal auditor, and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls, and elicit any recommendations for the improvement of such internal control procedures or areas where new or more detailed controls or procedures are desirable.

6.	Inquire of management, the internal audit manager and the independent accountant about significant risks or exposures and assess the steps management has taken to minimize such risk to the company.

7.	Review the adequacy of the Company’s systems of internal controls and programs designed to ensure compliance with applicable laws and regulations.

8.	Review all regulatory examinations and their responses. This review is expected to ensure that appropriate action is being taken to address all issues.

9.	Provide oversight and evaluation of the process by which management certifies the efficacy of the Company’s system of internal controls as promulgated in section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee reviews the scope and results of managements testing of key controls, including the Disclosure Committee’s findings and conclusions as to the effectiveness of, or significant deficiencies in, the system of controls. The Audit Committee supervises independent auditor engagement to attest to the efficacy of management system of internal controls, and monitors auditor findings as to deficiencies in the system of controls, if any.

10.	Provide oversight to the Disclosure Committee; a management committee whose purpose is to ensure all disclosures made by Cascade to its security holders and the investment community should be accurate, complete and fairly present the Company’s financial condition and results of operations in all material respects, and should be made on a timely basis as required by applicable laws and stock exchange requirements.

11.	Establish procedure to receive and respond to complaints regarding accounting, internal accounting controls or auditing matters as required by the Sarbanes-Oxley Act of 2002.

12.	The Committee establishes and oversees a policy designating permissible services that the independent auditor may perform for the Company, including a pre-approval process for those audit and non-audit services.

Independent Accountant

13.	The Audit Committee has ultimate authority and responsibility to select, evaluate, and, where appropriate, replace the outside auditor (or to nominate the outside auditor to be proposed for shareholder approval in any proxy statement). Compensation and discharge of the independent accountant selected to audit the financial statements of the Corporation and its subsidiaries shall be managed by the Committee.

14.	Obtain a formal written statement delineating all relationships between the accountant and the Company. The Audit Committee is responsible for assuring the independence of the independent accountant, including a review of management consulting services and related fees provided by the independent accountant. Any non-audit services provided by the accountant must be pre-approved by the Audit Committee and must not be included in the list of non-audit services not allowed by regulation or statute.

15.	Review the scope and the plan of the independent accountant’s audit.

16.	Review the financial statements contained in the annual report to shareholders with management prior to issuance.

17.	Review with management, the independent accountant and the Committee the quarterly financial statements and press release prior to the release of earnings. The Chair of the Committee may represent the entire Committee for purposes of this review. It is a corporate requirement that prior to filing any SEC financial reporting it must be reviewed by the independent accountant and at least two of the following executives: CEO, CFO, or COO. General Counsel may review at Audit Committee option.

18.	Provide sufficient opportunity for the internal auditor and independent accountant to meet with the members of the audit committee without members of management present. Among the items to be discussed are the independent auditor’s evaluation of the corporation’s financial, accounting, and auditing personnel, and the cooperation that the independent auditors received during the course of the audit.

19.	In regards to the annual audit of the Company’s financial statements, receive communication from the independent accountant concerning matters to be discussed with the Committee in accordance with Statement on Auditing Standards No. 61, as amended.

Internal Audit

20.	Review and concur in the appointment, replacement, reassignment or dismissal of the Internal Audit Manager.

21.	Review the internal audit function including the independence and authority of its reporting obligations, and the proposed audit plans for the coming year to assure completeness of coverage and effective use of audit resources.

22.	Review the audit scope and selection process of any third party engaged to complete specialized audits at the Committee meeting following the contracting of the audit.

23.	Receive and review summary of findings, including scope, from completed internal audits.

24.	Periodically review progress on proposed internal audit plans or schedules.

25.	Annually provide input for performance evaluation of the Internal Audit Manager.

Audit Committee Chair

26.	In instances of time constraints, the Audit Committee Chair may authorize Committee approval of items not yet submitted to the Committee. Any such items will be reported at the next Audit Committee meeting.

Pre-Approval Process

27.	All services provided to the Company by the independent auditor, both audit and non-audit related, must be preapproved by the Audit Committee or its designated member. The Audit Committee may delegate to one or more designated members of the Committee, who is independent, the authority to grant pre-approvals for permitted services to be provided by the independent auditor. The decisions of such designated member shall be reported to the Committee at its next regularly scheduled meeting.

All fees paid to the independent auditor will be disclosed in the Company’s annual proxy statement in accordance with applicable SEC rules.

1100 NW WALL STREET
P.O. BOX 369
BEND, OREGON 97701

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER
COMMUNICATIONS
If you would like to reduce the costs incurred by Cascade Bancorp in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Cascade Bancorp, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CASCD1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
CASCADE BANCORP

1.	ELECTION OF DIRECTORS: (The Board of Directors recommends a vote “FOR” all nominees listed below)					For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

	NOMINEES:	01) Gary L. Hoffman 02) Patricia L. Moss 03) Thomas M. Wells				☐	☐	☐

										For	Against	Abstain

2.	RATIFYING THE APPOINTMENT OF SYMONDS, EVANS & COMPANY, P.C. AS THE COMPANY'S INDEPENDENT AUDITORS FOR 2007 (Directors recommend a vote "FOR" this proposal.)									☐	☐	☐

				Yes	No

Please indicate if you plan to attend this meeting.				☐	☐

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)			Date

1100 NW WALL STREET BEND, OREGON 97701	THlS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints the Chairman of the Board and CEO, and each of them, with full power of substitution, the proxy or proxies of the undersigned to vote all shares of Common Stock of Cascade Bancorp (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company, to be held at Bend Golf and Country Club, 61045 Country Club Drive, Bend, Oregon, on April 23, 2007 at 5:30 p.m. PDT, and at any adjournments or postponements thereof, with the same force and effect as the undersigned might or could do if personally present.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. (IF NO DIRECTION IS MADE, THlS PROXY WILL BE VOTED "FOR" PROPOSAL 1, AND "FOR" PROPOSAL 2)

Please sign exactly as the name appears on the reverse. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership or Limited Liability Company, then please sign in the entity name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.